Exhibit 4.1

ASSET PURCHASE AGREEMENT BY AND BETWEEN ELBIT SYSTEMS LTD., as Buyer AND BVR SYSTEMS (1998) LTD., as Seller Dated July 19, 2009

6.5.	Disclosure	30
6.6.	Due Diligence	30

Asset Purchase Agreement

This Asset Purchase Agreement  (this “Agreement”) is made and entered into as of July 19, 2009, by and between Elbit Systems Ltd., a public company organized under the laws of the State of Israel (“Buyer”) and BVR Systems (1998) Ltd., a public company organized under the laws of the State of Israel (“Seller”).

Recitals

   A.           Seller, together with Seller Sub, is engaged in the business of military simulation and training systems (the “Business”).

   B.           Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the assets of Seller (other than those assets specifically excluded) upon the terms and subject to the conditions set forth in this Agreement.

   C.           The board of directors of Seller has approved this Agreement and the transactions contemplated hereunder.

   D.           The board of directors of Buyer has approved this Agreement and the transactions contemplated.

Now, Therefore, in consideration of the covenants, promises, representations and warranties set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.      Interpretation; Definitions

  1.1.          General Interpretation.

    The Recitals, Schedules and Exhibits hereof comprise an integral part of this Agreement. The headings of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

  1.2.          Definitions.

    In this Agreement, unless the context otherwise requires:

“Accounts Receivable” means as defined in Section 2.1.3 hereunder.

“Acquired A/R” means as defined in Section 8.5 hereunder.

“Acquisition Transaction” means any transaction involving (a) the sale, license, disposition or acquisition of all or a material portion of any of Seller’s business or assets; (b) the issuance, disposition or acquisition of (i) any share capital or other equity security of Seller, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any share capital or other equity security of Seller, or (iii) any other security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of Seller, in each of (i), (ii) or (iii) involving a change of control of Seller; or (c) any merger, consolidation, business combination, reorganization or similar transaction involving Seller.

“Affiliate” of a specified Person means a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For this purpose, “control,” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Approved Enterprise(s)” or “Benefited Enterprise(s)” means all Seller’s enterprises which have been granted “approved enterprise” “benefited enterprise” status as the case may be under the Israeli Law for the Encouragement of Capital Investment. (5719-1959).

“Arbitration Law” means as defined in Section 3.8 hereunder.

“Arbitrator” means as defined in Section 3.8 hereunder.

“Assumed A/P” means as defined in Section 8.5 hereunder.

“Assumed Liabilities” means as defined in Section 2.3 hereunder.

“Antitrust Authority” means the Israeli Antitrust Authority.

“Balance Sheet Date” means as defined in Section 5.4.4 hereunder.

“Base Purchase Price” means as defined in Section 3.1 hereunder.

“Benefits” means as defined in Section 5.16.1 hereunder.

“Bill of Sale and Assignment Instrument” means as defined in Section 4.2.4.4(b) hereunder.

“BIRD” means Israel-U.S. Binational Industrial Research and Development Foundation.

“Business” means as defined in Recital A.

“Buyer Conflict” means as defined in Section 6.2 hereunder.

“Buyer Indemnitees” means Buyer, Buyer’s successors and assigns, and the Representatives of Buyer.

“Buyer Required Consents” means as defined in Section 6.3 hereunder.

“Closing” and “Closing Date” means as defined in Section 4.1 hereunder.

“Closing Balance Sheet” means as defined in Section 4.2.2.15.

“Closing Statement” means as defined in Section 3.2.1.3 hereunder.

“Companies Law” means the Israeli Companies Law, 5759-1999.

“Contracts” means as defined in Section 2.1.5 hereunder.

“Corporate Documents” means an Entity’s Memorandum of Association, Articles of Association, Certificate of Incorporation, Bylaws or other charter documents, as applicable.

“Damages” shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature other than with respect to the IAI Agreement.

“Draft Closing Statement” means as defined in Section 3.2.2.1 hereunder.

“Employee” means as defined in Section 5.16.1 hereunder.

“Encouragement Law” means as defined in Section 5.7 hereunder.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Escrow Agent” means as defined in Section 3.2 hereunder.

“Escrow Agreement” means the escrow agreement that the Seller, Escrow Agent and Buyer will execute and deliver on or before the Closing Date in substantially the form attached hereto as Exhibit A.

“Escrow Amount” means as defined in Section 3.2 hereunder.

“Evaluation Date” means as defined in Section 5.4.3 hereunder.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded A/P” means as defined in Section 8.5 hereunder.

“Excluded A/R” means as defined in Section 8.5 hereunder.

“Excluded Assets” means as defined in Section 2.5 hereunder.

“Family Member” shall mean, in respect of a natural Person, (i) a spouse of such Person; (ii) a descendant of such Person or of a such Person’s spouse; (iii) such Person’s antecedent; (iv) such Person’s brother or sister, or (v) a spouse of any of the Persons referred to in clauses (ii), (iii), (iv) or (v) above.

“Financial Statements” means as defined in Section 5.4.1 hereunder.

“Funds” means as defined in Section 4.2.2.8 hereunder.

“GAAP” means generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statements.

“Governmental Authorization” shall mean any permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

“Governmental Entity” means any court, administrative agency or commission or other Israeli or foreign governmental authority, instrumentality, agency or commission.

“Grants” means as defined in Section 5.7 hereunder.

“IAI Agreement” means the agreement, dated August 11, 2005, by and between Seller and Israel Aerospace Industries Ltd.

“IFRS” means International Reporting Standards as issued by the International Accounting Standards Board as in effect at the time of the preparation of the subject financial statements.

“Israeli GAAP” means generally accepted accounting principles as in effect in the Israel at the time of the preparation of the subject financial statements.

“Incorporated Open Source Software” means as defined in Section 5.10.13 hereunder.

“Indemnifying Party” means as defined in Section 10.3.1 hereunder.

“Initial Review Period” means as defined in Section 8.6 hereunder.

“Investment Center” means as defined in Section 5.7 hereunder.

“Inventory” means as defined in Section 2.1.2 hereunder.

“Israeli Tax Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961, as amended, and any orders, rules and regulations promulgated thereunder.

“Key Transferred Employees” means as defined in Section 9.1 hereunder.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any Israeli, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liens” means all mortgages, liens, pledges, charges, security interests, conditional and installment sale agreement, option, right of first refusal, preemptive right, call, community property interest or restriction of any nature (including any restriction on the voting of any security (including voting trust and voting agreement, third party rights or other claims or encumbrances of any kind whatsoever.

“Maximum Liability” means as defined in Section 10.2.2 hereunder.

“Non-Transferable Asset” means as defined in Section 2.2 hereunder.

“Non-Transferred Employee” means as defined in Section 9.3.1 hereunder.

“OCS” means the Office of Chief Scientist.

“Ordinary Shares” means as defined in Section 3.1 hereof.

“Person” means a natural person or an Entity.

“Pledge Agreement” means as defined in Section 4.2.2.16 hereunder.

“Power-of-Attorney” means as defined in Section 4.2.2.16 hereunder.

“Pre-Closing Period” means as defined in Section 7.1 hereunder.

“Pre-Closing Statement” means as defined in Section 3.2.1 hereunder.

“Project(s)” means as defined in Section 3.2.3 hereunder.

“Project Adjustment” means as defined in Section 3.2.5 hereunder.

“Project Report Date” means as defined in Section 3.2.1 hereunder.

“Project Claimed Adjustment” means as defined in Section 3.2.6 hereunder.

“Project Claim Notice” means as defined in Section 3.2.6 hereunder.

“Project Objection Notice” means as defined in Section 3.2.6 hereunder.

“Purchased Assets” means as defined in Section 2.1 hereunder.

“Purchase Price” means the Base Purchase Price as may be adjusted pursuant to Section 3.2.

“Related Party” means as defined in Section 5.18 hereunder.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Required Consents” means as defined in Section 5.3 hereunder.

“Required Consent Contracts” means as defined in Section 2.2.4 hereunder.

“Retained Liabilities” means as defined in Section 2.4 hereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Quarter Financials” means as defined in Section 5.4.1 hereunder.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller Auditors” means as defined in Section 3.2.2 hereunder.

“Seller Conflict” means as defined in Section 5.2.1 hereunder.

“Seller’s Disclosure Schedule” means as defined in Section 5 hereunder.

“Seller Intellectual Property Rights” means as defined in Section 2.1.9 hereunder.

“Seller Material Adverse Effect” means a material adverse effect on the Business, its operations, assets, liabilities or condition (financial or otherwise), provided, however, that in no event shall any of the following events (i), (ii), (iii) or (iv), along or in combination with one another, be deemed to constitute a Seller Material Adverse Effect, nor shall any of the following be taken into account in determining whether there has been a Seller Material Adverse Effect: (i) a suit, action, charge, claim, demand, cost, damage, penalty, fine, liability or other adverse consequence of less than $7,000,000, in the aggregate; (ii) any matter whatsoever relating to the IAI Agreement; (iii) any effect resulting from changes or effects in general worldwide or Israeli market or economic conditions; or (iv) any effect resulting from changes or effects generally affecting the industry or market in which the Seller operates.

“Seller SEC Documents” means all forms, reports and documents filed with or furnished to the SEC since January 1, 2006, including a Form 20-F relating to the year ended December 31, 2008.

“Seller’s Sub” means the wholly-owned subsidiary of the Seller incorporated under the laws of Singapore.

“Specified Technology” means as defined in Section 8.4.1.1 hereunder.

“Tax” or “Taxes” means any Israeli, federal, state, local or foreign net or gross income, gross receipts, social security, national health insurance. capital gains, license, payroll, employment, excise, severance, stamp, occupation, premium, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, offer, registration, value added, alternative or add-on minimum, estimated or other tax, governmental fee or like assessment or charge of any kind whatsoever (including any liability for Taxes imposed on another person, whether incurred or borne as a transferee or successor or by contract or otherwise), including any interest, penalty or addition thereto, whether disputed or not.

“Taxpayer” means as defined in Section 5.6.1 hereunder.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Transaction Documents” means as defined in Section 5.1.1 hereunder.

“Transferred Employee” means as defined in Section 9.1.1 hereunder.

“Undertaking Party” means as defined in Section 8.4.1 hereunder.

“US dollar” “dollar” or “$” means that the pertinent amount shall be paid in US dollars or in NIS translated into US dollars based on the official representative rate of exchange of the US dollar as published by the Bank of Israel and known at the time of payment.

“VAT” means as defined in Section 3.4 hereunder.

“Work-In-Process” means all work that has been performed and has not been billed by Seller and which is reasonably expected to be ultimately billed by Seller in the ordinary course of business on or after the specified date.

2.      Asset Purchase and Liability Assumption

  2.1.          Purchase of Assets

    Upon the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in Section 4 below). Seller shall, sell, assign, transfer and convey to Buyer (or one or more of Buyer’s Affiliates designated by Buyer prior to Closing), free and clear of any Lien, and Buyer (or one or more of Buyer’s Affiliates designated by Buyer prior to Closing) shall purchase, acquire and accept from Seller, all right, title and interest of Seller in and to all of Seller’s assets, properties, rights and business, tangible and intangible, of every type and description, wherever located, used or employed as they exist or shall exist on the Closing, other than the Excluded Assets (as defined in Section 2.5 hereof), and including the following (collectively, the “Purchased Assets”):

2.1.1.	the machinery, equipment, fixtures and furniture identified on Schedule 2.1.1 hereto;

2.1.2.
the inventories of Seller wherever located, including raw materials, goods consigned to vendors or subcontractors, work in process, finished goods and goods in transit, all as identified on Schedule 2.1.2 hereto (the “Inventory”);

2.1.3.
the trade and other amounts and accounts receivable, including the benefit of all collateral, security, guarantees and similar undertakings received or held in connection therewith, all as identified on Schedule 2.1.3 hereto (the “Accounts Receivable”);

2.1.4.	the prepaid expenses, deposits and rights to refunds from customers, suppliers or other third parties, all as identified on Schedule 2.1.4 hereto;

2.1.5.
the rights and interests of Seller in and to leases, subleases, licenses, contracts (including contracts with respect to the projects identified on the list set forth in Schedule 2.1.5), mortgages, notes, instruments, indentures, restrictions, commitments, obligations or other agreements, whether written or oral, or other similar agreements and rights thereunder, including, without limitation, contracts for the purchase of materials, supplies and services and the sale of products and services and contracts pursuant to which Seller is paid or entitled to royalties, all as identified on Schedule 2.1.5 (the “Contracts”);

2.1.6.
Seller’s rights in copies of software licensed to Seller by third parties that, as of the Closing Date, is installed on any computer system contained in the Purchased Assets, all as listed in Schedule 2.1.6 hereto;

2.1.7.
copies of the business and financial records, books, ledgers, plans, correspondence, lists, plots, architectural plans, drawings, notebooks, specifications, creative materials, advertising and promotional materials, including participation in market shows, marketing materials, studies, reports, equipment repair, maintenance or service records of Seller, whether written or electronically stored or otherwise recorded (and in the case of the Projects, the original Contracts);

2.1.8.
Seller’s goodwill and customer lists, including the exclusive right of Buyer to represent itself as carrying on the Business, in each case as used by Seller for, and relating to, Seller’s activities prior to the Closing;

2.1.9.
the Seller’s intellectual property rights related to the Business, including (i) all trademark rights, business identifiers, trade dress, service marks, trade names (including the registered trade marks “Ehud” in various countries including those still registered on the name of BVR Technologies Ltd.), brand names, and domain names (including bvrsystems.com, bvrsys.com, bvr.co.il and related domain names); (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, net lists, schematics, enhancements, designs, improvements, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, computer software programs or applications (in both source code and object code form), flow charts, diagrams, coding sheets, listings and annotations, programmers’ notes, information, work papers, work product and other materials of any types whatsoever, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; (vi) all ideas and concepts conceived of or first reduced to practice by Employees (as defined below); and (vii) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing, and all claims for infringement or breach thereof (collectively, the “Seller Intellectual Property Rights”);

2.1.10.
all permits, licenses, orders, ratings and approvals of all national, local or foreign governmental or regulatory authorities or industrial bodies, all as identified on Schedule 2.1.10 hereto (Schedule 2.1.10 also lists and identifies all such permits, licenses, orders, ratings and approvals which are not transferable);

2.1.11.
all rights of Seller to causes of action, lawsuits, judgments, claims and demands of any nature which relate specifically to any of the Purchased Assets or constitute counterclaims, rights of setoff, and affirmative defenses to any claims brought against Seller by third parties relating to such Purchased Assets;

2.1.12.	all rights in Seller Approved Enterprises and Benefited Enterprises, all as identified on Schedule 2.1.12 hereto;

2.1.13.	all rights in Seller OCS and BIRD programs, all as identified on Schedule 2.1.13 hereto;

2.1.14.
all fixed assets and all other tangible personal property, all as identified on Schedule 2.1.14 hereto together with (i) any spare parts related thereto and (ii) any express or implied warranty by the manufacturers or sellers of any item or component part thereof; and

2.1.15.	the rights and interests of Seller in Seller’s Sub.

  2.2.          Non-Transferable Assets.

    Without derogating from the rights of the parties under Section 4.2 below, in the event that any Purchased Asset which would otherwise be transferred on the Closing Date to Buyer is not capable of being sold, assigned, transferred, conveyed or delivered without obtaining a Required Consent, or if such sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery would constitute a violation of any Contract constituting or relating specifically to a Purchased Asset, or a violation of any Legal Requirement, then such Purchased Asset shall remain in Seller’s ownership and shall not be sold, assigned, transferred, conveyed or delivered hereunder, nor, subject to Section 2.2.2, shall any liability under any Contract constituting or relating specifically to such Purchased Asset be assumed by Buyer. Any such Purchased Asset and any Contract which constitutes or relates to any such Purchased Asset or Assets shall be referred to herein as a “Non-Transferable Asset”, and shall be listed on Schedule 2.2 to be attached at the Closing. In such event:

2.2.1.
Both before and for a period of twelve (12) months after the Closing Date, the parties shall cooperate, and Seller shall use its commercially reasonable efforts, to obtain any Required Consents so as to transfer each such Non-Transferable Asset to Buyer without adversely modifying, amending or burdening such Non-Transferable Asset. Any cost associated with such efforts shall be borne by Seller, provided, however, that any cost associated with efforts of Buyer’s employees (including the Transferred Employees) shall be borne by Buyer.

2.2.2.
To the extent that on the Closing Date there is any Non-Transferable Asset outstanding. Seller shall, from and after the Closing Date, cooperate with Buyer in any reasonable and lawful arrangement designed to provide the benefit of such Non-Transferable Asset to Buyer, and Buyer, so long as such benefit is so provided, shall satisfy or perform any liability (back to back with the obligations of the Seller), under or in connection with such Non-Transferable Asset which would be a liability assumed by Buyer if such Non-Transferable Asset were a Purchased Asset. Any commercially reasonable costs associated with such arrangements (except that any payments due upon assignment expressly provided for in such Non-Transferable Asset shall be deemed reasonable) shall be borne by Seller provided, however, that any cost associated with efforts of Buyer’s employees (including the Transferred Employees) shall be borne by Buyer.

2.2.3.
At any time after the Closing Date, if any Non-Transferable Asset becomes capable of being sold, assigned, transferred, conveyed or delivered to Buyer without violating any Contract constituting or relating specifically to a Purchased Asset or any Legal Requirement, then, at such time, such Non-Transferable Asset shall be sold, assigned, transferred, conveyed and delivered to Buyer at such time pursuant to the execution and delivery by the parties of an appropriate instrument of assignment with respect to the Non-Transferable Asset (containing representations, warranties and covenants of the parties on substantially the same terms and conditions set forth herein for comparable assets), provided, however, that if and to the extent that Seller has theretofore provided Buyer with comparable assets or compensation for such Non-Transferable Asset acceptable to the Buyer, an equitable adjustment shall be made between Seller and Buyer to effectuate fully the intent of the foregoing provision.

2.2.4.
Notwithstanding anything to the contrary contained herein, the receipt of all consents necessary to assign to Buyer the Contracts that are indicated with an asterisk on Schedule 5.3 (the “Required Consent Contracts”) will be a condition to Buyer’s obligation to effect the Closing.

  2.3.          Assumed Liabilities.

    From immediately following the Closing, Buyer (or one or more of Buyer’s Affiliates designated by Buyer prior to Closing) shall assume and agree to perform and discharge all of the obligations and liabilities of Seller, as listed in Schedule 2.3 attached hereto, and all the liabilities associated with the Purchased Assets for the period commencing at the Closing Date, other than the Retained Liabilities, including the exchange of guarantees provided by Seller under any of the Purchased Assets transferred to Buyer at Closing (including “back-to-back” guarantees with respect to Non-Transferable Assets) (the “Assumed Liabilities”). It is hereby clarified that the Assumed Liabilities include but are not limited to, warranties, support, maintenance and other liabilities undertaken by Seller under any of the Contracts, including the projects titled Closed Projects under Schedule 2.1.5. Buyer acknowledges that upon the Closing Seller shall not have the resources to meet any of the obligations and/or liabilities under the Assumed Liabilities and Buyer shall assume all such liabilities.

  2.4.          Retained Liabilities.

    Buyer shall not assume any liabilities or obligations of Seller or otherwise related to the Purchased Assets except for those liabilities and obligations which are expressly assumed pursuant to Section 2.3 above. The liabilities and obligations which shall be retained by Seller shall consist of all liabilities of any type or nature whatsoever of Seller other than Assumed Liabilities. Without limiting the generality of the foregoing, Buyer shall not assume any of the obligations and liabilities of Seller listed in Schedule 2.4 attached hereto (collectively, the “Retained Liabilities”).

  2.5.          Excluded Assets.

    Subject to Section 2.2 above, the Purchased Assets shall not include any right, title, interest and claims of Seller in any of the assets listed in Schedule 2.5 attached hereto (the “Excluded Assets”).

  2.6.          Further Assurances.

    Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer, its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer, (a) to collect for the account of Buyer all Accounts Receivable and any other item of Purchased Assets and (b) to institute and prosecute all proceedings which Buyer may in its discretion deem proper in order to collect the Accounts Receivable or to assert or enforce any right, title or interest in, to or under the Purchased Assets and to defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

3.      Purchase Price

  3.1.          Purchase Price.

    At the Closing, upon the terms and subject to the conditions contained in this Agreement, in reliance upon the representations, warranties and agreements of Seller contained herein, and in consideration of the sale, assignment, transfer and delivery of the Purchased Assets received from Seller, Buyer will assume the Assumed Liabilities and will deliver and pay to Seller thirty-four million U.S. Dollars ($34,000,000) (the “Base Purchase Price” as may be adjusted at the Closing pursuant to Section 3.2.5 below), less one million five hundred thousand U.S. Dollars ($1,500,000) (the “Escrow Amount”) which shall be deposited with Yigal Arnon & Co. - Trust Company (the “Escrow Agent”) to be held pursuant to the terms of the Escrow Agreement for the purpose of the Purchase Price’s adjustments pursuant to Section 3.2 herein. One million five hundred thousand U.S. Dollars ($1,500,000) out of the Purchase Price shall be deposited in a separate account that shall be pledged in favor of Buyer pursuant to the Pledge Agreement.

  3.2.          Purchase Price Adjustments.

    At the Closing, the Base Purchase Price shall be subject to adjustment in accordance with the provisions of this Section 3.2:

3.2.1.
At least twenty-one days prior to the Closing, Seller shall cause to be prepared and delivered to Buyer a detailed report correct as of a date thirty (30) days prior to the Closing Date (the “Project Report Date”), of various financial parameters, as listed in Schedule 3.2.1 hereto, of Seller’s Projects, together with a balance sheet of the Seller correct as of the Project Report Date (collectively, the “Pre-Closing Statement”), certified by the chief financial officer of Seller. The Pre-Closing Statement shall be prepared in accordance with IFRS, and shall present the Net Adjustment Amount (as defined below) in a separate line item. Seller will deliver, together with the Pre-Closing Statement, all the supporting work papers prepared for the calculation of the Net Adjustment Amount and such other supporting documentation as Buyer shall reasonably request.

3.2.2.
The Pre-Closing Statement shall be reviewed by Somekh Chaikin, Seller’s independent auditors (“Seller Auditors”), whose report the Seller shall make good faith efforts to deliver to Buyer at least five days prior to the Closing but in no event later than forty-eight (48) hours prior to the Closing.

3.2.3.
At the Closing, Seller shall deliver a detailed report correct as of the date of the Closing, based upon the same parameters as the Pre-Closing Statement, which shall present as a separate line item, the updated Net Adjustment Amount (the “Closing Statement”). The Closing Statement shall be executed by the chief executive officer and chief financial officer of Seller, who shall certify that the Closing Statement accurately presents the data with respect to the Projects and the information included therein and the Net Adjustment Amount as of the Closing Date. The term “Project” means any Seller’s project identified on Schedule 3.2.1.

3.2.4.
“Net Adjustment Amount” means (X) total revenue recognized with respect to the Projects minus total payments received by Seller from Projects’ customers; minus, (Y) supplier’s payable debt; minus, (Z) with respect to Projects where cost is recorded on the basis of the “percentage-of-completion” method, total cost recorded with respect to such Projects minus payment actually made with respect to such Projects (Net Adjustment Amount means X-Y-Z).

3.2.5.
To the extent that the Net Adjustment Amount as of the Closing Date (as shown in the Closing Statement) is not zero (the dollar amount of such figure being referred to herein as the “Project Adjustment”), then the Base Purchase Price shall, for all purposes hereunder, be adjusted by the Project Adjustment (i.e., in the event the Project Adjustment is negative, the Base Purchase Price shall be adjusted downward and in the event the Project Adjustment is positive, the Base Purchase Price shall be adjusted upward); it being understood that Seller may, at anytime prior to Closing, contribute the amount of Project Adjustment in cash (and such cash shall be deemed a Purchased Asset) so that the Net Adjustment Amount as of the Closing Date is zero.

3.2.6.
No later than 120 days following the Closing Date, Buyer may deliver to Seller (with a copy to the Escrow Agent) a reasonably detailed written notice setting forth its objection to the figure of the Net Adjustment Amount in the Closing Statement (the “Project Claim Notice”), which notice shall consist of (i) Buyer’s proposed changes to the Closing Statement, provided, however, that such proposed changes relate or are connected to any of the cases listed in (A) through (C) below: (A) adjustment of subcontractors cost with respect to the period prior to the Closing, (B) changes to the estimates to complete (ETC) provided by Seller at the Closing, or (C) fines with respect to the period prior to the Closing, (ii) the correct figure in Buyer’s opinion of the Net Adjustment Amount as of the Closing Date, and (iii) consequently, Buyer’s proposed adjustment to the Purchase Price under this Agreement (the “Project Claimed Adjustment”), provided, however, that no such adjustment shall be made if such Project Claimed Adjustment, in the aggregate, is less than $150,000. Seller shall have 14 days to object to the Project Claim Notice by delivering a reasonably detailed written notice to that effect to Buyer (with a copy to the Escrow Agent) setting forth in reasonable detail the basis for such objection (the “Project Objection Notice”). In no event shall the Project Claimed Adjustment be higher than $1,500,000.

3.2.7.
If Seller fails to deliver such Project Objection Notice within the said 14-day period, then the Project Claimed Adjustment shall be immediately released by the Escrow Agent and paid to Buyer and any residual amount out of the Escrow Amount, if any, shall be released by the Escrow Agent and paid to Seller.

3.2.8.
Notwithstanding the provisions of Section 3.2.7 herein, if Seller delivers such Project Objection Notice in a timely manner, then, the dispute regarding such amount shall be resolved by arbitration in accordance with the Israel Arbitration Law, 1968 (the “Arbitration Law”), before CPA Moshe Peretz of Kesselman & Kesselman (the “Arbitrator”). The Arbitrator shall give his reasoned decision in writing and such decision shall be final and binding upon the parties and shall not be appealable. The Arbitrator shall be subject to the rules and/or regulation of any substantive law (Israeli and foreign laws) and shall not be subject to any evidence rules and/or regulations and the procedures rules and regulations (unless such procedures are required by the Arbitration Law). Arbitrator’s fees and prevailing party reasonable legal expenses shall be paid by the non-prevailing party.

  3.3.          Allocation of Purchase Price.

    The aggregate consideration shall be allocated among the Purchased Assets sold hereunder and delivered by Buyer to Seller, by no later than January 31, 2010. The allocation shall be set forth in Schedule 3.3 to be attached hereto after the Closing. All allocations made pursuant to this Section 3.3 shall be binding upon the parties and upon each of their successors and assigns, and the parties shall report the transactions contemplated hereby in accordance with such allocations. The parties hereto shall not make any written statements or take any position on any Tax Return, in any refund claim, during the course of any Tax audit, for any financial or regulatory purpose in any litigation or investigation or otherwise that are inconsistent with the allocations made pursuant to this Section 3.3. Each party shall notify the other parties if it receives notice that any Tax authority proposes any allocation different from that made pursuant to this Section 3.3.

  3.4.          VAT.

    Israeli Value Added Tax (“VAT”) to be added to the Purchase Price shall be paid by Buyer against a tax invoice three business days prior to the business day at which the Seller has to remit the VAT to the tax authority.

  3.5.          Withholding Tax.

    Buyer (or anyone acting on its behalf) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to Seller such amounts as may be required to be deducted or withheld therefrom under the Israeli Tax Ordinance, or under any provision of state, local or foreign law or any other applicable requirement but shall not do so if Buyer received from Seller a certificate from the applicable tax authority providing for an exemption from such withholding or deduction. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Seller. Buyer shall provide to Seller reasonably requested documentation evidencing such deduction or withholding.

4.      Closing

  4.1.          Closing.

    Unless this Agreement is earlier terminated pursuant to Section 11.1, the closing of the transactions contemplated hereby (the “Closing”) will take place at 11:00 a.m., on the business day immediately following the satisfaction or waiver (by the applicable party) of the conditions set forth in Section 4.2, at the offices of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., One Azrieli Center, Tel-Aviv, unless another place or time is agreed to by the parties hereto. The date upon which the Closing actually occurs is herein referred to as the “Closing Date”.

  4.2.          Conditions to Closing.

4.2.1.
Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

4.2.1.1.
Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (except for those heretofore qualified by materiality, in which case, no additional standard of materiality shall be applied) on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date.

4.2.1.2.
No Injunction. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in force.

4.2.1.3.
Agreements and Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, including the exchange of any guarantees provided by Seller under any of the Purchased Assets transferred to Buyer at Closing by guarantees to be provided by the Buyer and “back-to-back” guarantees with respect to Non-Transferable Assets in such a manner as to allow the Seller to release the deposits secured by it as security for such guarantees.

4.2.1.4.
Closing Documents. The documents required to be delivered by Buyer pursuant to Section 4.2.5 shall have been delivered to Seller and the parties shall enter into a Services Agreement in the form attached hereto as Exhibit B.

4.2.2.
Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

4.2.2.1.
Representations and Warranties. The representations and warranties of Seller contained in (i) Section 5 of this Agreement shall be true and correct in all respects on and as of the Closing Date and (ii) the other sections of this Agreement, shall be true and correct in all material respects (except for those heretofore qualified by materiality, in which case, no additional standard of materiality shall be applied) on and as of the Closing Date, in each case, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date.

4.2.2.2.
No Injunction. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in force.

4.2.2.3.
Agreements and Covenants. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

4.2.2.4.
Required Consent Contracts. All consents to assign to Buyer the Required Consent Contracts, without causing any default, acceleration or termination thereunder, shall have been duly obtained and shall be in full force and effect on the Closing Date.

4.2.2.5.
Governmental Authorizations. All Governmental Authorizations (including BIRD) necessary to consummate the transaction contemplated hereunder, including the approval of the Antitrust Authority and Investment Center, shall have been duly obtained and shall be in full force and effect on the Closing Date. In the event any of the Governmental Authorizations shall include any condition or restriction which do not currently apply that may impact or otherwise restrict the operations and business of Buyer or any of its Affiliates and/or the operation of the Business following the Closing Date, it shall be deemed for the purpose of this Section 4.2.2 that such Governmental Authorization has not been obtained. Notwithstanding the above, in the event the Antitrust Authority shall approve this Agreement excluding the assignment of the IAI Agreement then such limitation shall not effect the Closing.

4.2.2.6.	Legal Opinion. Buyer shall have received a legal opinion from Yigal Arnon & Co., legal counsel to Seller, in substantially the form attached hereto as Exhibit C.

4.2.2.7.
Transferred Employees. At least (i) 80% of the Transferred Employees and (ii) 85% of the Key Transferred Employees, have executed employment agreements with Buyer in substantially the form attached hereto as Exhibit D and all Transferred Employees have executed release forms substantially in the form attached hereto as Exhibit E1.

4.2.2.8.
Employee Funds. Seller shall have made all the required allocations to the retirement funds/managers’ insurance policies and education funds of Transferred Employees for the period ending and including the Closing Date (the “Funds”).

4.2.2.9.	Closing Documents. The documents required to be delivered by Seller pursuant to Section 4.2.4 shall have been duly delivered.

4.2.2.10.	Approvals. All Required Consents (as set forth in Schedule 5.3) shall have been duly obtained and shall be in full force and effect on the Closing Date.

4.2.2.11.
No Legal Proceedings. No Person shall have commenced or taken substantial steps towards any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the transactions contemplated by this Agreement, seeking to prohibit or limit the exercise by Buyer of any material right pertaining to its ownership of the Purchased Assets or seeking to compel Buyer to dispose of or hold separately the Business or the Purchased Assets.

4.2.2.12.	No Material Adverse Effect. There shall have been no events, changes or effects, individually or in the aggregate, constituting a Seller Material Adverse Effect.

4.2.2.13.
Release of Liens. All Liens, including the Liens set forth on Schedule 4.2.2.13 hereto, on any of the Purchased Assets shall have been terminated effective as of the Closing Date. Termination statements or consents, as applicable, shall have been filed wherever Liens perfection statements were filed, and any security interests on file with any Governmental Entity shall have been released and evidence of the foregoing reasonably satisfactory to Buyer shall have been provided to it.

4.2.2.14.
Pre-Closing Statement; Closing Statement. Seller shall have delivered to Buyer the Pre-Closing Statement as required pursuant to Section 3.2.1 hereto (including the certification in substantially the form attached hereto as Exhibit F1), acceptable to Buyer and consistent with the information and data provided to Buyer by Seller prior to the date hereof, the report by the Seller’s Auditor as required pursuant to Section 3.2.2. hereto, and in addition, Seller shall have delivered to Buyer the Closing Statement, acceptable to Buyer and consistent with the information and data provided to Buyer by Seller prior to Closing and certified by the Chief Executive Officer and Chief Financial Officer of Seller in substantially the form attached hereto as Exhibit F2.

4.2.2.15.
Financial Statements. Seller shall have delivered to Buyer the Seller’s unaudited financial statements for the quarterly period ending June 30, 2009 and a consolidated balance sheet of Seller setting forth the assets (excluding the Excluded Assets) and liabilities (excluding the Retained Liabilities) of Seller as of the Closing Date (the “Closing Balance Sheet”).

4.2.2.16.
Fixed Charge. Seller shall have delivered to Buyer duly executed Pledge Agreement in substantially the form attached hereto as Exhibit G (the “Pledge Agreement”), placing a fixed charge in favor of Buyer for a period of eighteen (18) months following the Closing on a cash deposit of one million five hundred thousand U.S. Dollar ($1,500,000) and an irrevocable power of attorney (the “Power-of-Attorney”), authorizing Buyer to register such fixed charge with the Israeli Companies Registrar and the Registrar of Pledge (including executed registration forms).

4.2.3.
Deliveries and Transactions at Closing. At the Closing, the following transactions shall occur simultaneously (no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered):

4.2.4.	Deliveries and Actions by Seller. Seller shall deliver to Buyer:

4.2.4.1.
a certificate of the Chief Financial Officer confirming the adoption of a resolution of the Board of Directors of Seller, approving Seller’s execution of this Agreement and performance of all transactions contemplated hereby (including the execution of the Pledge Agreement) in the form attached hereto as Exhibit H;

	4.2.4.2.	all Required Consents and consents to assign the Required Consent Contracts;

	4.2.4.3.	full possession, free and clear of any Liens, of all tangible Purchased Assets;

4.2.4.4.
all such deeds, conveyances, bills of sale, certificates of title or ownership, assignments, assurances and other instruments and documents as Buyer may reasonably request in order to effect the sale, conveyance, and transfer of the Purchased Assets, whether tangible or intangible, from Seller to Buyer, including the following documents and instruments, all duly executed by Seller:

(a) an assignment deed of the Intellectual Property Rights in the form attached hereto as Exhibit I; and

(b) a bill of sale and assignment and assumption in the form attached hereto as Exhibit J (the “Bill of Sale and Assignment Instrument”).

	4.2.4.5.	a written “bring-down” certificate, in the form attached hereto as Exhibit K, executed by the Chief Executive Officer and Chief Financial Officer of Seller;

	4.2.4.6.	the list of Non-Transferable Assets, if any, to be attached as Schedule 2.2;

	4.2.4.7.	the Escrow Agreement, duly executed by Seller and the Escrow Agent;

	4.2.4.8.	the Pledge Agreement, duly executed by Seller;

	4.2.4.9.	the Power-of-Attorney (including executed registration forms); and

	4.2.4.10.	the Closing Statement.

4.2.5.	Deliveries and Actions by Buyer. Buyer shall deliver to Seller:

4.2.5.1.
a certificate of the Corporate Secretary of Buyer confirming the adoption of a resolution of the Board of Directors, approving Buyer’s execution of this Agreement and performance of all transactions contemplated hereby, including the payment of the Purchase Price, in the form attached hereto as Exhibit L;

	4.2.5.2.	the Bill of Sale and Assignment Instrument, duly executed by Buyer; and

	4.2.5.3.	the Escrow Agreement, duly executed by Buyer.

5.      Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer that, subject to the exceptions (which exceptions shall specifically identify a Section, Subsection or clause of a single Section or Subsection hereof, as applicable, to which such exception relates) set forth in the disclosure schedule (the “Seller Disclosure Schedule”) delivered by it on the date hereof, the following statements are true and accurate, as of the date hereof and as of the Closing Date, and acknowledge that Buyer is entering into this Agreement in reliance thereon:

  5.1.          Organization. Qualification and Corporate Power.

5.1.1.
Seller is a company duly incorporated and validly existing under the laws of the State of Israel. Seller has the corporate power and authority to own and hold its properties and to carry on its business as now conducted, to execute, deliver and perform this Agreement and all such other agreements, undertakings and other documents and instruments delivered pursuant hereto (collectively, the “Transaction Documents”). Seller has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other than its own name. Seller does not own any interest in any Entity, other than the Seller Sub. Seller is not party to an existing agreement pursuant to which it is obligated to make any future investment in or capital contribution to any Entity. The Seller has not guaranteed or is not responsible or liable for any obligation of the Seller Sub.

5.1.2.	Seller has delivered to Buyer accurate and complete copies of the Corporate Documents of Seller, including all amendments thereto.

5.1.3.
All of the issued and outstanding share capital of Seller Sub, on an actual basis and on an as-converted and as-exercised basis, taking into consideration any and all convertible or exchangeable securities and other interests in Seller Sub, is owned beneficially and of record by Seller. Except as set forth on Schedule 5.1.3, there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, convertible securities, or any other agreements of any character directly or indirectly obligating Seller Sub to issue any additional shares or any securities convertible into, or exchangeable for, or evidencing the right to subscribe for, any shares.

  5.2.          Authority: No Violation; Due Execution; Etc.

5.2.1.
Assuming the receipt of all the required Consents at the Closing, the execution and delivery by Seller of the Transaction Documents and the performance by Seller of its obligations hereunder, including the sale and transfer of all Purchased Assets, will have been duly authorized by all requisite corporate action and will not violate or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit (any such event, a “Seller’s Conflict”) under (i) any Legal Requirement, (ii) any order of any court or other Governmental Entity by which Seller or any of its properties or assets is or are bound, (iii) the Corporate Documents of Seller, or (iv) any provision of any indenture, mortgage, lease, Contract or other agreement or instrument, permit, concession, franchise or license to which Seller is a party and which constitute part of the Purchased Assets or by which any of its properties or assets (which are part of the Purchased Assets) is or are bound, or result in the creation or imposition of any Lien upon any Purchased Assets (tangible or intangible) of Seller.

  5.3.          Consents.

    No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person (so as not to trigger any Seller Conflict) is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by Seller (including for the assignment of any Contract to Buyer), except for the receipt of the approval of the Investment Center for the assignment of the letters of approval listed in Schedule 5.7 as required under the Encouragement Law, the approval of the Antitrust Authority and such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which are set forth on Schedule 5.3 (the “Required Consents”).

  5.4.          Financial Statements; No Undisclosed Liabilities.

5.4.1.
Seller has previously delivered to Buyer, true and completed copies of the following financial statements (collectively, the “Financial Statements”): accurate and complete copies of Seller’s audited consolidated balance sheets as of December 31, 2006, December 31, 2007 and December 31, 2008 and the related audited consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended, and the notes thereto, together with the report thereon of Seller Auditors and unaudited consolidated balance sheet as of March 31, 2009 and the related unaudited consolidated statements of operations. On or prior to the Closing, the Seller shall deliver to Buyer unaudited consolidated balance sheet as of June 30, 2009, the Pre-Closing Statement reviewed by the Seller’s Auditors and the related unaudited consolidated statements of operations (the “Second Quarter Financials”) and the Closing Balance Sheet, reviewed by the Seller’s Auditor. Until fiscal year 2008, Seller’s financial statements were prepared in conformity with Israeli GAAP and commencing with fiscal year 2008, Seller’s financial statements have been prepared in conformity with IFRS. The Financial Statements (including the notes thereto) have been (and, in the case of the Second Quarter Financials and Closing Balance Sheet, will be) prepared according to Israeli GAAP or IFRS (as applicable) applied on a consistent basis throughout the periods covered, present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods, are correct and complete in accordance with Israeli GAAP or IFRS (as applicable), and are consistent with the books and records of Seller and Seller’s Sub (which books and records are correct and complete). Each delivered balance sheet fully sets forth all assets and liabilities existing as of its date which, under Israeli GAAP or IFRS (as applicable), should be set forth therein, and each delivered statement of earnings sets forth the items of income and expense which should appear therein under Israeli GAAP or IFRS (as applicable). The trade accounts and other receivables of Seller which are classified as current assets on the balance sheets of the Financial Statements, Second Quarter Financials and Closing Balance Sheet are (or will be, as applicable) bona fide receivables, were acquired in the ordinary course of business, are stated in accordance with Israeli GAAP or IFRS (as applicable) and, subject to the reserve for doubtful accounts, need not be written-off as uncollectible. The inventories of Seller reflected on the balance sheets of the Financial Statements, Second Quarter Financials and Closing Balance Sheet have been (or will be, as applicable) valued in accordance with Israeli GAAP or IFRS (as applicable), and the value of obsolete materials and materials of below standard quality has been (or will be, as applicable) written down or reserved against in accordance with Israeli GAAP or IFRS (as applicable). There have been no write-ups of inventories or other assets since January 1, 2006.

5.4.2.
The Pre-Closing Statement and the Closing Statement to be delivered by Seller at Closing will be prepared according to IFRS applied on a consistent basis, present the correct and complete data required pursuant to Schedule 3.2.1 with respect to the Projects as of the Closing Date, and shall be consistent with the books and records of Seller and Seller’s Sub (which books and records are correct and complete).

5.4.3.
Seller is in compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the date hereof. Seller has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Seller and designed such disclosure controls and procedures to ensure that material information relating to Seller, including its consolidated subsidiaries, is made known to the certifying officers by others within those entities and has established and maintained adequate internal control over financial reporting (as defined under Exchange Act Rules 13a-15(f) and 15d-15(f)) of Seller designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements of Seller. Seller’s certifying officers have evaluated the effectiveness of Seller’s disclosure controls and procedures and in internal control over financial reporting as of the end of the period covered by its most recently filed annual report under the Exchange Act (the date of such evaluation, the “Evaluation Date”). Seller presented in its most recently filed annual report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures and internal control over financial reporting based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in Seller’s internal control over financial reporting or, to the best of Seller’s knowledge, in other factors that could significantly affect Seller’s internal controls.

5.4.4.
Except as set forth in Schedule 5.4.4 hereto or in the Financial Statements, Seller does not have any liabilities or other obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by IFRS to be recorded on a balance sheet of Seller on the date of this Agreement or disclosed in the related notes thereto or that are otherwise deemed “off-balance sheet arrangements.” Except as set forth in Schedule 5.4.4, since December 31, 2008 (the “Balance Sheet Date”), there have been no events or changes with respect to Seller that, individually or in the aggregate, have had or reasonably would be expected to have a Seller Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date, Seller has conducted its business only in, and has not engaged in any transaction other than according to, the ordinary and usual course of business consistent with past practices. At the Closing, Seller shall furnish an updated Schedule 5.4.4, to show any liabilities or other obligations that would be required by IFRS to be recorded on a balance sheet of Seller on the Closing Date and not otherwise reflected in the Financial Statements.

  5.5.          No Changes.

    Except as set forth in Schedule 5.5, since the Balance Sheet Date there has not been, occurred or arisen any: (a) transaction by Seller, except in the ordinary course of business of Seller and consistent with past practices; (b) destruction of, damage to or loss of any material assets, business or (to Seller’s knowledge) customer (whether or not covered by insurance); (c) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Seller; (d) revaluation by Seller of any Purchased Assets; (e) increase in the salary or other compensation payable or to become payable to any of the Employees or consultants, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement; (f) sale, lease, license or other disposition of any of the assets or properties, except in the ordinary course of business as conducted on that date and consistent with past practices; (g) any Lien placed on any of the Purchased Assets which remains in existence on the date hereof; (h) amendment or termination of any material contract, agreement or license to which Seller is a party or by which it is bound; (i) loan by Seller to any person or entity, the incurrence by Seller of any indebtedness, the guaranty by Seller of any indebtedness, issuance or sale of any debt securities of Seller or the guaranty of any debt securities of others; (j) waiver or release of any material right or claim of Seller, including any write-off or other compromise of any account receivable of Seller; (k) any material contingent liabilities incurred by Seller with respect to the obligations of any other Person that would be assumed hereunder by Buyer; (1) commencement or notice or overt threat of commencement of any lawsuit or proceeding against or (to Seller’s knowledge) investigation of Seller or its affairs; (m) notice of any claim of ownership by a third party of the Seller Intellectual Property Rights or of infringement by Seller of any third party’s intellectual property rights; (n) material change in pricing or royalties set or charged by Seller to customers or licensees or in pricing or royalties set or charged by persons who have licensed intellectual property to Seller; (o) event or condition of any character that has had or could be reasonably expected to have a Seller Material Adverse Effect; (p) any postponement or delay in payment of any accounts payable or other liability of Seller that will be included as Assumed Liabilities; or (q) any agreement (whether written or oral) to do any of the things described in the preceding clauses.

  5.6.          Tax.

5.6.1.
Each of Seller and Seller Sub (each Seller and Seller Sub hereinafter referred to as the “Taxpayer”) has filed, or been included in, all Tax Returns required to be filed through the date hereof and will timely file any such Tax Returns required to be filed on or prior to the Closing Date, in each case, subject to any applicable extensions. All such Tax Returns are correct, complete and accurate in all material respects.

5.6.2.
There is no income of the Taxpayer that will be required under applicable Tax laws to be reported by Buyer for a Tax period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

5.6.3.	There are no liens for Taxes on the Purchased Assets.

5.6.4.
There is no audit or other matter in controversy with respect to the Taxpayer and there is no Tax deficiency or claim assessed that relates to the Taxpayer. No claim has ever been made by a Governmental Entity in a jurisdiction where the Taxpayer does not file Tax Returns that such Taxpayer is or may be subject to taxation by that jurisdiction. Seller is not a party to any pending examination, audit, action, administrative or judicial proceeding, proposed adjustment or assessed deficiency related to Tax and no examination, audit, action, administrative or judicial proceeding, proposed adjustment has been threatened by any Governmental Entity. There are no matters relating to Tax under discussion between any Governmental Entity and the Company.

5.6.5.
Taxpayer has withheld from its employees, suppliers and any other applicable payees (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable laws (including income, social security, national health insurance and employment tax withholding for all types of compensation).

5.6.6.
Taxpayer is not a party to or subject to or bound by any contract or agreement with any other person relating to Taxes. Taxpayer does not have any liability for the Taxes of any person (other than Seller) as a transferee or successor, or by contract, or otherwise.

5.6.7.
Taxpayer is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Taxpayer has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

5.6.8.
No state of facts exists or has existed that would constitute grounds for the assessment against Buyer, whether by reason of transferee liability or otherwise, of any liability for any Tax of the Taxpayer as a result of the transactions contemplated by this Agreement.

5.6.9.	Schedule 5.6.9 contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is payable by the Taxpayer in relation to the Business.

5.6.10.
Seller has provided to Buyer all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement, approval or order of a Governmental Authority. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order (subject to any required approval contemplated by this Agreement).

5.6.11.	The Company is not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance.

  5.7.          Grants, Incentives and Subsidies.

    Schedule 5.7 provides a complete list of all pending and outstanding grants, incentives, exemptions, tax reductions and subsidies (collectively, “Grants”) from the Government of the State of Israel or any agency thereof, or form any foreign governmental or administrative agency, granted to Company, including, without limitation, grant of “Approved Enterprise” or “Benefited Enterprise” Status under the Law for the Encouragement of Capital Investments, 1959 (the “Encouragement Law”) from Investment Center of the Ministry of Trade, Industry and Labor (the “Investment Center”) and grants from OCS and or BIRD Foundation. Seller has made available to Buyer, prior to the date hereof, correct copies of all documents evidencing Grants submitted by Seller and of all letters of approval, certificates of completion, and supplements and amendments thereto, granted to Seller, and all material correspondence related thereto. Schedule 5.7 lists, as of the date hereof (i) all material undertakings of Seller given in connection with the Grants, (ii) the aggregate amount of each Grant, (iii) the aggregate outstanding obligations of Seller under each Grant with respect to royalties, (iv) the outstanding amounts to be paid by OCS to Seller, (v) the composition of such obligations or amount by the product or product family to which it relates, and (vi) with respect to Grants which are tax incentives, exemptions or reductions, if any, the rate of the reduced tax and the period of time for which the reduced tax rate is applicable. Seller is in compliance, in all material respects, with the terms and conditions of all Grants and, except as disclosed in Schedule 5.7, has duly fulfilled, in all material respects, all the undertakings required thereby. Seller has not received written notice of the revocation or material modification of any of the Grants. Seller has not been nor to its best knowledge is currently a party to any pending examination, audit, action or administrative or judicial proceeding (including by the Investment Center) relating to its status (or the status of its facilities) as an “Approved Enterprise” or “Benefited Enterprise” under the Encouragement Law.

  5.8.          Restrictions on Business Activities.

    Except as described in the Contracts or otherwise contemplated in Section 8.4 hereof, and subject to Schedules 5.3 and 5.7 herein, (a) there is no non-competition, exclusivity or other similar agreement or commitment to which Seller or any of its Affiliates is a party or subject to that has or would have the effect of prohibiting or impairing the operation of Seller; (b) Seller has not entered into any agreement under which the Business is restricted from providing products or services to customers or potential customers, in any geographic area, during any period of time; (c) no Affiliate of the Seller is a party to any agreement, which, by virtue of such person’s relationship with the Seller, restricts Seller from, directly or indirectly, providing products or services regarding the Business; (d) Seller has not entered into any agreement containing a provision requiring adjustment of cost, best pricing, “most favored nation” clauses, or other priority in other terms or conditions of any Contract or performance obligations under any Contract; and (e) there is no Legal Requirement to which the Seller is a party or which is otherwise binding upon the Seller, which has or reasonably could be expected to have the effect of prohibiting or impairing the ability of Buyer to operate the Business and the Purchased Assets after the Closing in the same manner as operated by the Seller prior to Closing.

  5.9.          Title to Properties; Condition of Properties; Absence of Liens.

5.9.1.
The Seller has good, marketable and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the Purchased Assets, real, personal and mixed, used or held for use in the Business, free and clear of any Liens, except as reflected in Schedule 5.9.1. All current leases relating to any leased Purchased Assets are in full force and effect, are valid and effective in accordance with their respective terms, and to there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

5.9.2.	The Purchased Assets, collectively comprise all of the material assets, rights and services used by the Seller for the operation of the Business as currently conducted.

5.9.3.
Except as set forth in Schedule 5.9.3, allInventory used in the conduct of the Business reflected on the Financial Statements or acquired since the date thereof was acquired and has been maintained in the ordinary course of business; is of good and merchantable quality; consists substantially of a quality, quantity and condition useable, leasable or saleable in the ordinary course of business and none of which is slow-moving, obsolete, damaged, or defective. Schedule 5.9.3 hereto sets forth allowances by the Seller for a reserve for excess and obsolete Inventory. The quantity of the Inventory on the date hereof is, and on the Closing Date will be, consistent with the levels maintained by Seller in the ordinary course of business consistent with past practices.

  5.10.        Intellectual Property.

5.10.1.
Schedule 5.10.1 lists all Seller Intellectual Property Rights of the type described in clauses (i), (ii), (iii) and (iv) of Section 2.1.9 in which Seller now has any interest, specifying whether such Seller Intellectual Property Rights are owned, controlled, used or held (under license or otherwise) by Seller and indicating, where applicable, the jurisdictions in which each such Seller Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. All Seller Intellectual Property Rights shown as registered in Schedule 5.10.1 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. All such registrations, filings and issuances are in full force and effect, all fees and other charges with respect thereto are current, and there are no fees or charges due or that would become due or payable with respect thereto within the thirty (30) days following the Closing Date.

5.10.2.
The Seller owns, or is licensed or otherwise possesses rights to, all Seller Intellectual Property Rights. The Seller Intellectual Property Rights comprise all the intellectual property rights and assets that are required in the ordinary operation of the Business as it is currently conducted.

5.10.3.	Except as set forth in Schedule 5.10.3, the Seller is the sole and exclusive owner, with all right, title and interest in and to the Seller Intellectual Property Rights, free and clear of any Liens.

5.10.4.
To the best Seller’s knowledge, none of the products of the Business described in Schedule 5.10.4(a) infringe any copyright, patent, trademark, service mark, trade secret or other intellectual property right of any third party. Except as set forth in Schedule 5.10.4(b), no claims with respect to the Seller Intellectual Property Rights have been asserted or are, to the Seller’s knowledge, threatened by any person, nor to the Seller’s knowledge are there any valid grounds for any claims (i) to the effect that the manufacture, sale, or use of any product incorporating any of the Seller Intellectual Property Rights infringes or may infringe on any copyright, patent, trade mark, service mark, trade secret or other proprietary right or (ii) challenging the ownership by the Seller, validity or effectiveness, of any of the Seller Intellectual Property Rights.

5.10.5.	All registered and/or issued patents, if any, which are part of the Seller Intellectual Property Rights are valid.

5.10.6.	No Seller Intellectual Property Right is subject to any outstanding decree, order or judgment, restricting in any manner the use, licensing or transfer thereof by Seller.

5.10.7.
Each current and former employee, consultant or contractor of the Seller who invented, participated in the invention or reduction to practice of, or was granted access to, any of the Seller Intellectual Property Rights, has executed a proprietary information and confidentiality agreement substantially in the form attached hereto as Schedule 5.10.7.

5.10.8.
Except as set forth in Schedule 5.10.8, all Seller Intellectual Property Rights (other than such rights licensed from third parties) have been either created by employees of Seller on a work-for-hire basis or by consultants or contractors who have created the same themselves and have assigned all rights they may have had therein to Seller.

5.10.9.
Except as set forth in Schedule 5.10.9, to the Seller’s knowledge, there has not been any unauthorized use, infringement or misappropriation of any of Seller Intellectual Property Rights by any third party, including any employee or independent contractor or former employee or former independent contractor of Seller.

5.10.10.
All technical information, not generally known to the public, which is proprietary to the Business has been kept confidential by Seller, with the exception of technical information that has been disclosed in the ordinary course of business under non-disclosure or similar agreements and information that has been submitted in the course of filing patent applications.

5.10.11.
Except as set forth in Schedule 5.10.11, Seller has not granted, and there are not outstanding, any options, licenses or agreements of any kind relating to any Seller Intellectual Property Rights, nor the Seller is a party to or, to its knowledge, bound by, any option, license or agreement of any kind with respect to any of the Seller Intellectual Property Rights. Except as set forth in Schedule 5.10.11, the Seller is not obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Seller Intellectual Property Rights.

5.10.12.
Except as set forth in Schedule 5.10.12, Seller has not requested from, made any application to, nor received any benefits from, the OCS or BIRD for receipt of research and development funding in accordance with the Law for the Encouragement of Industrial Research and Development, 1984.

5.10.13.
To the Company’s knowledge, the Seller Intellectual Property Rights do not include any open source, shareware, freeware code or other freely available software that is subject to restrictions on use. Schedule 5.10.13 lists all software or other material that Seller used or distributed as “open source software” or under a similar licensing or distribution model (including but not limited to any license which complies with the Open Source Initiative Corporation’s (OSI) open source definition or which is, or is equivalent to, a license approved by OSI) that to the Seller’s knowledge the Seller uses or licenses, and identifies that which is incorporated into, combined with, or distributed in conjunction with a key function of the Seller’s Products or services (“Incorporated Open Source Software”), copies of which have been provided to Buyer. Seller’s distribution of each component of Incorporated Open Source Software that when distributed must be passed along with the freedom to further copy and change it, substantially complies with all provisions of the applicable license agreement, and to Seller’s knowledge such distribution does not give rise under such license agreement to any rights in any third parties under any Seller Intellectual Property Rights or obligations for Seller with respect to any Seller Intellectual Property Rights, including any obligation to disclose or distribute any such intellectual property in source code form, to license any such intellectual property for the purpose of making derivative works, or to distribute any such intellectual property without charge.

5.10.14.
Except as set forth in Schedule 5.10.14, the Seller has not disclosed or provided access (or is required to do so), including by way of escrow, to any source code of, or any material proprietary information or algorithm contained in or relating to, any software source code, of any Seller Intellectual Property Rights.

5.10.15.
Seller is not, nor as a result of the execution or delivery of this Agreement, or performance of its obligations hereunder, will Seller be, in violation of any license, sublicense, agreement or instrument relating to the Seller Intellectual Property Rights, nor will execution or delivery of this Agreement, or performance of Seller’s obligations hereunder, cause the diminution, termination or forfeiture of the Seller Intellectual Property Rights or any rights therein or thereto.

  5.11.        Agreements.

5.11.1.
The Contracts identified in Schedule 2.1.5 collectively constitute all of the Contracts necessary to enable Seller to conduct the Business in the manner in which the Business is currently being conducted. Seller has delivered to Buyer true, complete and correct copies of each of the Contracts.

5.11.2.	Seller has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any Contracts.

5.11.3.
Within the past 24 months, Seller has not received any material written customer complaints concerning their services that have not been resolved. Each Contract was negotiated at arm’s length and is not with any Affiliate of the Seller. To Seller’s knowledge, none of the parties to any Contract intends to terminate or alter the provisions thereof by reason of the transactions contemplated by this Agreement or otherwise.

5.11.4.
Each Contract is in full force and effect and, except as otherwise disclosed in Schedule 5.11.4, is not subject to any material default thereunder by any party obligated to the Seller pursuant thereto. Upon consummation of the transaction contemplated hereunder, subject to obtaining the consent of the counterparty thereto, if required as set forth in Schedule 5.3, all Contracts shall continue in full force and effect to the same extent without penalty or other adverse consequence to Buyer or the Business.

5.11.5.
No Person is renegotiating, or has a right pursuant to the terms of any Contract to renegotiate, any amount paid or payable to the Seller under any Contract or any other material term or provision of any Contract.

5.11.6.
Schedule 5.11.6 lists the following Contracts, in each case detailing the party, date and title of the agreement: (1) any Contract involving more than $50,000 over the life of the contract which is not terminable by Seller without cause upon 30 days (or less) notice; and (2) any oral contract (in which case, a summary shall be provided).

5.11.7.
To Seller’s best knowledge, Seller has never been suspended or debarred from bidding on contracts or subcontracts to provide services to any Governmental Entity, or has any suspension or debarment action been contemplated, threatened or commenced.

  5.12.        Compliance with Laws; Governmental Authorizations.

5.12.1.
In respect of all Purchased Assets and Assumed Liabilities, Seller has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, national or local statute, law or regulation, including export control laws. Seller has carried on the Business and affairs in accordance with its Corporate Documents.

5.12.2.
Schedule 5.12.2 identifies each material Governmental Authorization held by Seller in connection with the Business, and Seller has delivered to Buyer accurate and complete copies of all Governmental Authorizations identified in Schedule 5.12.2, all of which are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable Seller to conduct the Business in the manner in which it is currently being conducted. Seller is, and at all times has been, in compliance in all material respects with the terms and requirements of the Governmental Authorizations identified in Schedule 5.12.2. Seller has not received any notice or other communication from any Governmental Entity regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

  5.13.        Litigation.

    Except as set forth in Schedule 5.13, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the best knowledge of Seller, threatened, before any Governmental Entity, brought by or against Seller or any of its officers, directors, employees, independent contractors, agents or Affiliates involving, affecting or relating to the Purchased Assets or the transactions contemplated by this Agreement, nor is any basis known to Seller or any of its directors or officers for any such action, suit, proceeding or investigation. The Purchased Assets are not subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, that affects or might affect the Purchased Assets, or that would or might interfere with the transactions contemplated by this Agreement. No Governmental Entity has at any time notified the Seller that it challenges or questions the legal right of Seller to manufacture, offer or sell any of products using any of the Seller Intellectual Property Rights.

  5.14.        Insurance.

    Set forth on Schedule 5.14 is a summary of all of Seller’s insurance policies covering the assets, business, equipment, properties, operations and employees or independent contractors of the Business. There is no claim by Seller pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and Seller is otherwise in material compliance with the terms of such policies (or other policies providing substantially similar insurance coverage). Seller has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. No material claim directed and/or handled by the insurer(s) of Seller in the last 3 years.

  5.15         Environmental Matters.

    Seller is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by Seller of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. To the Company’s knowledge, no fact or circumstance which could involve Seller in any environmental litigation or impose upon Seller any environmental liability currently exist. All Governmental Authorizations currently held by Seller in connection with the Business pursuant to Environmental Laws are identified in Schedule 5.15.

  5.16.        Employee Matters.

5.16.1.
Schedule 5.16.1 contains a list of the names and positions of all employees of Seller (each, an “Employee”), along with their position, date of hire, annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), estimated or target annual incentive compensation of each such person, annual vacation, whether each such person is subject to Section 14 of the Severance Pay Law of 1963 (and with respect to which part of his or her employment term), the sick and other paid time-off allowance, and other basic terms of employment, including contributions to funds, “13th salary,” car allowance, telephone allowance, share-based compensation and employment status of each such person (“Benefits”), payable or which Seller is bound to provide (whether now or in the future) to each Employee. Schedule 5.16.1 also identifies (i) each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service and (ii) each Employee who is entitled to a termination notice of more than a thirty (30) days. Each current and former Employee has entered into Seller’s standard form of confidentiality, non-competition and assignment of inventions agreement, the form of which has previously been delivered to Buyer.

5.16.2.
Schedule 5.16.2 contains a list of all independent contractors currently engaged by Seller, along with the position, date of retention and rate of remuneration and any other forms of compensation payable to each such person or entity. Each such independent contractor has entered into Seller’s standard form of confidentiality, non-competition and assignment of inventions agreement with the Seller or the applicable subsidiary, the form of which has previously been delivered to Buyer.

5.16.3.
Seller is in compliance in all material respects with all applicable laws, policies, procedures, customs and agreements relating to employment or the engagement of independent contractors, terms and conditions of employment or the engagement of independent contractors and to the proper withholding and remission to the proper tax authorities of all sums required to be withheld from Employees or other persons engaged thereby, and Seller has paid in full to the Employees (or has fully contributed to funds managed on their behalf) and independent contractors all remuneration, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees and/or independent contractors as of the Closing Date. Any and all the benefits to which any employee or former employee or independent contractor or former independent contractor is or may be entitled including, inter alia, severance pay, accrued and unpaid vacation days, convalescence pay, leave and health, have been paid or fully funded, as aforesaid, or duly reserved for in Seller’s financial statements. Without derogating from the aforesaid, all contributions to benefit plans (including employer contributions and employee salary reduction contributions), including insurance and education funds, that are due as of the Closing Date have been fully contributed to each employee’s benefit plan.

5.16.4.
Except as set forth in Schedule 5.16.4, the Seller has not been in the past, a party to, or bound by, any collective bargaining agreement or arrangement or union contract or extension order (excluding such extension orders that apply to all employers in Israel and extension orders applying to all employees in the field of business of the Seller) and no such collective bargaining agreement is being negotiated by Seller. No labor union or other representative organization has to the knowledge of the Seller otherwise been certified or recognized as the collective bargaining representative of any employees of Seller or has applied to represent such employees or, to Seller’s knowledge, is attempting to represent such employees. There are no existing or, to the knowledge of Seller, threatened labor strikes, work stoppages, organized slowdowns, unfair labor practice charges or complaints or labor arbitration proceedings to which any employee or consultant of Seller or any subsidiary is a party. The Seller has not experienced any such labor controversy.

5.16.5.
Other than as set forth in Schedule 5.16.5, neither the Seller nor to the Seller’s knowledge, any officer, director, employee, consultant or independent contractor of the Seller, is in violation of any term of any material, employment, consulting, independent contractor, non-disclosure, non-competition, inventions assignment or any other contract relating to the relationship of such officer, director, employee, consultant or independent contractor with Seller.

5.16.6.
There is no unfair labor practice complaints or other legal proceedings pending or, to the knowledge of Seller, threatened against Seller before any labor tribunal. There are no complaints or other legal proceedings pending or, to the knowledge of Seller, threatened by or on behalf of any present or former employee, contractor, consultant or service provider of Seller alleging breach of any express or implied contract.

5.16.7.
Except as contemplated hereby, neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee, independent contractor or director of Seller (whether or not under any benefit plan), or increase the benefits payable under any benefit plan, or result in any acceleration of the time of payment or vesting of any such benefits (including any share-based benefits such as options, restricted shares or restricted share units), except as provided therein.

  5.17.        Brokers and Finders.

    No third party is entitled to receive from Buyer any commission, fees or similar consideration in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by Seller.

  5.18.        Related Party Transactions.

    Except as set forth in Schedule 5.18, or as is expressly contemplated by this Agreement, to Seller’s best knowledge: (a) no Related Party has any direct or indirect interest in any material Purchased Asset used in or otherwise relating to the Business; (b)no Related Party is indebted to Seller; (c) no Related Party has any direct or indirect financial interest in any material contract, transaction or business of Seller; (d) no Related Party is competing, directly or indirectly, with the Seller; and (e) no Related Party has any claim or right against Seller. For purposes of this Section 5.18 each of the following shall be deemed to be a “Related Party”: (i) each Person that, directly or indirectly, controls, or at any time controlled, Seller; (ii) each individual who is, or who was an officer or director of Seller or of any Person referred to in clause (i) above; (iii) each Family Member of each of the individuals referred to in clauses “(i)” and “(ii)” above; and (iv) any trust or other Entity (other than Seller Sub) in which any one of the individuals referred to in clauses “(ii)” and “(iii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

  5.19.        Foreign Corrupt Practices Act.

    Neither Seller nor, to Seller’s best knowledge, any agent, employee or other Person associated with or acting on behalf of Seller, has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to any government official or employee or to any political party or campaign from corporate funds, violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

  5.20.        Customers, Suppliers and Competitors.

    Schedule 5.20 sets forth a complete and correct list of (a) all customers whose purchases exceeded $50,000 during Seller’s last full fiscal year; (b) the suppliers by dollar volume and the aggregate dollar volume of purchases (broken down by principal categories) by the Seller from such suppliers for such fiscal year; (c) the most significant (by volume of sales) competitors of Seller by product; and (d) all representatives of the Seller with respect to the Business. Except as set forth in Schedule 5.20, (i) none of such customers, suppliers, distributors or representatives has or, to the best knowledge of Seller, intends to terminate or change significantly its relationship with the Seller, and (ii) all amounts owing from such customers or to such suppliers, if not in dispute, have been paid or, to the Seller’s best knowledge, remain collectible in accordance with their respective terms.

  5.21.        Accounts Receivable; Work-in-Process.

    Seller has delivered to Buyer a complete and accurate list, as of March 31, 2009, of the Accounts Receivable and Work-in-Process, which includes an aging of all Accounts Receivable and Work-in-Process in 30-day aging categories, as set forth in Schedule 2.1.3. All Accounts Receivable and Work-in-Process constituting Purchased Assets arose in the ordinary course of business and consistent with past practices based on bona fide products or services provided by Seller. All Accounts Receivable and Work-in-Process constituting Purchased Assets: (a) are reflected properly on Seller’s books and records; (b) are valid and enforceable claims subject to no setoffs or counterclaims and are recognized as receivables in accordance with IFRS; (c) are not disputed as to the quality of products or services rendered in connection therewith or as to the amount of the invoice related thereto and Seller has no knowledge of a reason for such a claim; and (d) are current and collectible in the ordinary course of business at their recorded amounts.

  5.22.        Product Defects; Product Warranties.

    (a) Each product sold, leased or delivered, or service provided, by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, except where the failure to so conform would not have a Material Adverse Effect and (b) Seller has no liability (and there is no pending or, to Seller’s knowledge, threatened claim against them that would give rise to any liability) for replacement or repair thereof or other damages in connection therewith, except for such liabilities that would not, individually or in the aggregate, have a Material Adverse Effect. No product sold, leased or delivered, or service provided, by the Seller is subject to any guaranty, warranty or other indemnity, conditions of sale or lease beyond the applicable standard terms set forth in Schedule 5.22 hereto, except as may be otherwise imposed by applicable Law. Seller does not have any liability (and to Seller’s best knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any products manufactured, licensed, sold, leased, or delivered by Seller.

  5.23.        Solvency.

    Seller is not insolvent, nor will Seller be rendered insolvent by the occurrence of the transactions contemplated by this Agreement. In addition, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (1) Seller will be able to pay its debts as they become due, and (2) to the Seller’s best knowledge, taking into account pending and threatened litigation, if any, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments might be rendered). The cash available to Seller, after taking into account all other anticipated uses of the cash of Seller, will be sufficient to pay all such judgments promptly in accordance with their terms.

  5.24.        Disclosure.

    Neither this Agreement nor any certificates made or delivered in connection herewith by Seller (i) contains any representation, warranty or information made or provided by Seller that is false or misleading with respect to any material fact, or (ii) omits to state any material fact necessary in order to make such representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading. There is no material fact or information relating to the affairs, business, prospects, operations, assets, liabilities, condition (financial or otherwise) or financial performance or results of Seller and/or Business that has not been disclosed to Buyer by Seller under this Section 5. Seller acknowledges and agrees that Buyer does not make nor has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 6.

  5.25.        Tax Matters.

    Seller has had an opportunity to review with its own tax advisors the tax consequences to it of the transactions contemplated hereunder and the other transactions contemplated by this Agreement. Seller understands that it must rely solely on its advisors and not on any statements or representations by Buyer, or any of its attorneys, investment advisors, accountants or other agents with respect to tax matters.

  5.26.        Seller SEC Documents.

    Seller SEC Documents complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the dates such forms, reports, and documents were filed. None of the Seller SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        6.      Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller that the following statements are true and accurate, as of the date hereof and as of the Closing Date, and acknowledges that Seller is entering into this Agreement in reliance thereon:

  6.1.          Organization, Qualification and Corporate Power.

    Buyer is a company duly incorporated and validly existing under the laws of the State of Israel. Buyer has the corporate power and authority to execute, deliver and perform the Transaction Documents.

  6.2.          Authority; No Violation; Due Execution; Etc.

    The execution and delivery by Buyer of the Transaction Documents hereof, the performance by Buyer of its obligations hereunder, have been duly authorized by all requisite corporate action and will not violate or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit (any such event, a “Buyer Conflict”) under (i) any Legal Requirement, (ii) any order of any court or other Governmental Entity by which Buyer or any of its properties or assets is or are bound, (iii) the Corporate Documents of Buyer, or (iv) any provision of any indenture, mortgage, lease or other material agreement or instrument, permit, concession, franchise or license to which Buyer is a party or by which any of its material properties or assets is or are bound, or result in the creation or imposition of any Lien upon any material assets (tangible or intangible) of Buyer.

  6.3.          Consents.

    No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any Buyer Conflict) is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the Required Consents and such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which are set forth on Schedule 6.3 (the “Buyer Required Consents”).

  6.4.          Brokers and Finders.

    No third party is entitled to receive from Buyer any commission, fees or similar consideration in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

  6.5.          Disclosure.

    Neither this Agreement nor any certificates made or delivered in connection herewith by Buyer (i) contains any representation, warranty or information made or provided by Buyer that is false or misleading with respect to any material fact, or (ii) omits to state any material fact necessary in order to make such representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading. Buyer acknowledges and agrees that Seller does not make nor have made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 5.

  6.6.          Due Diligence.

    Without derogating from the Seller’s representations and warranties set forth in Section 5 hereto, Buyer has the knowledge and expertise to evaluate the merits and risks of the transactions contemplated herein and the ability to bear the economic risk of its purchase pursuant to this Agreement and that it has reached an informed and knowledgeable decision to acquire the Purchased Assets as a result of the performance by the Buyer and its Representatives of a legal, financial and business due diligence review of the Company to its satisfaction.

        7.      Conduct Prior to Closing

  7.1.          Ordinary Course of Seller.

    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 11 hereof and the Closing (the “Pre-Closing Period”) (other than as contemplated hereunder or with the prior written consent of Buyer):

7.1.1.
Seller shall conduct the Business in the usual, regular and ordinary course and in substantially the same manner as the Business and operations thereunder have been conducted prior to the date of this Agreement;

7.1.2.
Seller shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current employees and consultants, and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees, consultants and other Persons having business relationships with Seller;

7.1.3.	Seller shall keep in full force all insurance policies referred to in Schedule 5.13(a);

7.1.4.	Seller shall continue to maintain, in all material respects, the Purchased Assets in accordance with present practice in a condition suitable for its current use;

7.1.5.
Seller shall file, when due or required, national, state, foreign and other Tax Returns and other reports required to be filed and pay when due all Taxes, assessments, fees and other charges lawfully levied or assessed against them, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

7.1.6.	Seller shall keep its books of account, files and records in the ordinary course and in accordance with existing practice;

7.1.7.	Seller shall report regularly (but in no event less frequently than weekly) to Buyer concerning the status of the Business;

7.1.8.	Seller shall not amend its Corporate Documents, or effect or permit any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

7.1.9.	Seller shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

7.1.10.	Seller shall not change any of its methods of accounting or accounting practices in any respect, or alter its practices with respect to the collection of receivables or payment of payables;

7.1.11.	Seller shall not make any Tax election;

7.1.12.	Seller shall not enter into any transaction or relationship with any of its Affiliates;

7.1.13.
Seller shall not make any sale, assignment, transfer, abandonment or other conveyance of the Purchased Assets or any part thereof, except transactions pursuant to the existing Contracts and dispositions of Inventory or of worn-out or obsolete equipment for fair and reasonable value in the ordinary course of business consistent with past practice;

7.1.14.
Seller shall not subject any of the Purchased Assets, or any part thereof, to any Lien or suffer such to exist other than such non-material Liens as may arise in the ordinary course of business consistent with past practice by operation of law;

7.1.15.
Seller shall not enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions;

7.1.16.	Seller shall not take any other action that would cause any of the representations and warranties made by the Seller in this Agreement not to remain true and correct;

7.1.17.
Seller shall not settle, release or forgive any claim or litigation or waive any right thereto which are connected to the Purchased Assets or Assumed Liabilities and shall not commence any claim or litigation; and

7.1.18.
Seller shall not make, enter into, modify, amend in any material respect or terminate any Contract, bid or expenditure, where such Contract, bid or expenditure is for (A) a Contract entailing payments in excess of $100,000 or (B) a Contract having a term in excess of six (6) months.

7.1.19.
Seller shall not issue, grant or authorize the issuance of, or undertake to grant, issue or authorize, Ordinary Shares or any other securities exercisable, convertible or exchangeable into Ordinary Shares.

7.1.20.	Seller shall not agree or commit to take any of the actions described in subsections 7.1.1 through 7.1.20 above.

  7.2.          Notification of Certain Matters.

    During the Pre-Closing Period, Seller shall promptly notify Buyer in writing of the discovery of any of the following:

7.2.1.
any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the relevant party in this Agreement;

7.2.2.
any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that causes or constitutes, or could reasonably be seen as likely to cause or constitute, an inaccuracy in or breach of any representation or warranty made (or to be made on the Closing Date) by the relevant party in this Agreement;

7.2.3.	any breach of any material covenant or obligation of the Seller; and

7.2.4.	any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 4.2.2 impossible or unlikely;

provided, however, that the delivery of any notice pursuant to this Section 7.2 shall not limit or otherwise affect any remedies available to the party receiving such notice.

  7.3.          No Negotiation.

    During the Pre-Closing Period, neither Seller nor any Affiliate thereof, nor any of their respective Representatives shall directly or indirectly:

7.3.1.	solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Buyer) relating to a possible Acquisition Transaction;

7.3.2.
participate in any discussions or negotiations or enter into any agreement with, or provide any information to, any Person (other than Buyer) relating to or in connection with a possible Acquisition Transaction; or

7.3.3.	consider, entertain or accept any proposal or offer from any Person (other than Buyer) relating to a possible Acquisition Transaction.

    Seller shall promptly notify Buyer in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by Seller, or any Affiliate thereof, or any of their respective Representatives, during the Pre-Closing Period.

    Notwithstanding anything implied by this Section 7.3, the parties agree that this Agreement constitutes a final and definitive agreement which is enforceable in accordance with its terms.

  7.4.          Access and Investigation.

    During the Pre-Closing Period, Seller shall, and shall cause its Representatives to:

7.4.1.
upon reasonable advance notice, provide Buyer and its Representatives, during normal business hours, with reasonable access to Seller’s Representatives and to its personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Business and the Purchased Assets; and

7.4.2.
provide Buyer or its Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Business and the Purchased Assets, and with such additional financial, operating and other data and information regarding the Business and the Purchased Assets, as Buyer may reasonably request, and Seller shall cooperate with Buyer with regard to arranging meetings with key customers, if any, and other third parties, as Buyer may reasonably request.

  7.5.          Public Announcements.

    Each of Buyer and Seller shall be entitled to issue any press release or make any public statement concerning this Agreement or any of the transactions contemplated hereby without the prior written consent of the other party, only in the event such disclosure is required by any Legal Requirement, including Nasdaq, Tel Aviv Stock Exchange or OTCBB rules, provided that the other party is notified in advance as to the timing and substance thereof and that the disclosing party makes good faith efforts to coordinate such disclosure with the other party. Subject to the provisions above, no party hereto shall or shall permit any of its subsidiaries to (and each party shall use commercially reasonable efforts to cause its affiliates, directors, officers, employees, agents or representatives not to) issue any press release or make any public statement concerning this Agreement or any of the transactions contemplated hereby without the prior written consent of the other parties hereto.

  7.6.          Commercially Reasonable Efforts.

    During the Pre-Closing Period, (a) Seller shall use commercially reasonable efforts to cause the conditions set forth in Section 4.2.2 to be satisfied on a timely basis, and (b) Buyer shall use commercially reasonable efforts to cause the conditions set forth in Section 4.2.1 to be satisfied on a timely basis.

        8.      Additional Agreements

  8.1.          Access to Information.

    After the Closing Date, Seller and Buyer shall afford to each other and their accountants, counsel and other representatives, reasonable access during normal business hours to such information and assistance relating to the Purchased Assets, the Assumed Liabilities and Non-Transferable Assets as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns or the defense of any Tax claim, subject to execution of customary confidentiality undertakings. Seller and Buyer shall provide each other or each other’s Representatives with copies of such existing books, records. Tax Returns, work papers and other documents and information relating to the Business and the Purchased Assets, and with such additional financial, operating and other data and information regarding the Business and the Purchased Assets, as may reasonably be requested for financial reporting and accounting matters, the preparation and filing of any Tax Returns or the defense of any Tax claim, subject to execution of customary confidentiality undertakings, and Seller shall cooperate with Buyer with regard to arranging meetings with key customers, if any, and other third parties, as Buyer may reasonably request.

  8.2.          Expenses.

        Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

  8.3.          Filings and Consents.

8.3.1.
As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with or to give full effect to transactions contemplated by this Agreement; provided, however, that (i) Seller shall be responsible for making all filings with and obtaining all such consents from Governmental Entities pursuant to Legal Requirements applicable to Seller or its businesses or properties, and for obtaining all such consents (if any) required to be obtained from parties to Contracts by which Seller or its respective properties are bound, (ii) Buyer shall be responsible for making all filings with and obtaining all such consents from Governmental Entities pursuant to Legal Requirements applicable to Buyer or its business or properties; and (iii) Buyer shall be obligated only to provide Seller with such assistance and information as is reasonably required from Buyer to make such filings or to obtain such consents; provided further, that Buyer shall not be obligated to consent to any divestitures or operational limitations or activities in connection therewith.

8.3.2.
Each party to this Agreement shall promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period. Each party shall promptly provide the other party with copies of all filings made by the other party with any state, federal or foreign Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

  8.4.          Non-Competition and Non-Solicitation.

8.4.1.
For a period commencing as of the Closing Date until the third (3rd) anniversary of the Closing Date, neither the Seller nor Mr. Aviv Tzidon (each referred to as the “Undertaking Party”) shall, without the prior written consent of Buyer, in any area of the world:

8.4.1.1.
enter into, participate or engage, directly or indirectly, in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that directly relates to the Business or render any services to any business engaged in the design, manufacture or sale of any product that directly relates to the Business or that otherwise competes with the Business (the “Specified Technology”);

	8.4.1.2.	promote or assist, financially or otherwise, any person, firm, association, corporation, or other entity engaged in the Specified Technology; or

	8.4.1.3.	encourage or solicit any officer or employee of Buyer or any of its subsidiaries to leave the employment of Buyer or any of its subsidiaries for any reason.

8.4.2.
Each Undertaking Party will hold, and the Seller will use its commercially reasonable efforts to cause each of its Affiliates and its and its Affiliates’ Representative to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other Legal Requirements, all proprietary, nonpublic and other confidential documents and information concerning the Business.

8.4.3.
Without limitation, the parties agree and intend that the covenants contained in this Section 8.4 shall be deemed to be a series of separate covenants and agreements, one for each and every political subdivision of each jurisdiction. If, in any judicial proceeding, a court shall refuse to enforce in such action any of the separate covenants deemed included herein, then at the option of Buyer, wholly-unenforceable covenants or components thereof shall be deemed eliminated from the provisions hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such a proceeding. The parties intend to have covenants enforceable to the fullest extent permitted by applicable law as to scope, time and geography.

8.4.4.
The parties agree that there can be no adequate remedy at law for any breach of the obligations of the Undertaking Party hereunder, that any such breach may allow the Undertaking Party and/or third parties to unfairly compete with Buyer and its subsidiaries resulting in irreparable harm to Buyer and therefore, that upon any such breach by an Undertaking Party or any threat thereof. Buyer and its subsidiaries shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law.

8.4.5.
Each Undertaking Party acknowledges, represents and warrants to Buyer that the covenants of such Undertaking Party in this Section 8.4 are reasonably necessary for the protection of Buyer’s interests under this Agreement and are not unduly restrictive upon such Undertaking Party or any of its respective affiliates.

8.4.6.
Each Undertaking Party shall notify Buyer of any breach or alleged breach by an Undertaking Party of any provision of this Section 8.4 and, within ten (10) days after becoming aware of such breach or alleged breach, the breaching Undertaking Party shall cure such breach or alleged breach. Failure to cure such breach or alleged breach to Buyer’s reasonable satisfaction within such time period shall constitute a default under this Agreement and Buyer shall be entitled to exercise any of its available rights and remedies (including pursuant to subsection 8.4.4 above).

  8.5.          Excess Payments.

    The Parties recognize that the proceeds of certain accounts receivable not sold to Buyer hereunder (“Excluded A/R”) may be paid to Buyer, the proceeds of certain Accounts Receivable sold to Buyer hereunder (“Acquired A/R”) may be paid to Seller (or an Affiliate thereof), certain excluded accounts payable (not part of the Assumed Liabilities)(“Excluded A/P”) may be billed to and paid by Buyer and certain assumed accounts payable (as part of the Assumed Liabilities)(“Assumed A/P”) may be billed to and paid by Seller (or an Affiliate thereof). Accordingly, the parties agree that following the Closing, they shall cooperate and to take such actions, including payment as soon as administratively practicable, in cash to each other any such revenues and transfer such receipts, as are necessary to ensure that (i) the benefits relating to Excluded A/R are received by Seller, (ii) the benefits of Acquired A/R are received by Buyer, (iii) the liability represented by any Excluded A/P is borne by Seller and (iv) the liability represented by any Assumed A/P is borne by Buyer. Notwithstanding the foregoing, in no event may net amounts or receipts due the other party be held in excess of thirty (30) days of the receipt of such revenues or receipts. Each party shall provide the other with a full, written accounting of any such revenues and receipts on a monthly basis, as soon as administratively practicable after the end of each calendar month.

  8.6.          Initial Review Period.

    The parties agree that starting on the date hereof through the Closing Date (or such additional period thereafter as may be mutually agreed to by the parties) (the “Initial Review Period”) they shall cooperate and take such actions reasonably required, including the appointment of representatives to inspect the books and accounts of the Seller to review, as Buyer may find necessary in its sole discretion, the information and data included in the Pre-Closing Statement.

  8.7.          Change of Corporate Name of Seller.

    Within ninety (90) days from the Closing, Seller shall change its corporate name to a new name bearing no resemblance to its present name so as to permit the use of its current name by Buyer.

  8.8.          Books and Records.

    For a period of seven (7) years following the Closing Date Seller shall keep their books of account, files and records related to and effecting the Business in the ordinary course and in accordance with existing practice, unless and until such time as the Company enters into liquidation, following which it shall transfer such books of account, files and records to the Seller.

  8.9.          No Liquidation. During the eighteen month period following the Closing Date, Seller shall not take, or cause any Person to take, any action that is intended to, or could reasonably, lead to, the dissolution, liquidation or winding-up of Seller.

        9.      Employees

  9.1.          Employee Resignation from Seller.

9.1.1.
The employment of the employees of Seller listed on Schedule 9.1 hereto, to be attached by Buyer by August 10, 2009, (the “Transferred Employees”) will be terminated concurrently with the Closing. Such Schedule 9.1 shall also identify the key Transferred Employees (the “Key Transferred Employees”).

9.1.2.
Seller shall comply with all applicable laws, including statutory and/or common law, in connection with the resignation of such Transferred Employees and shall pay to such employees all amounts that may become payable to or in respect of or receivable by such employees at the time of their resignation from employment, including accrued wages, notice, severance, social benefits, bonuses, commissions, vacation pay, personal and sick time, or any amounts owing under statute, policies, customs and/or common law in respect of any such resignation. No option to Seller’s Ordinary Shares owned by any Transferred Employee shall be assumed by Seller.

9.1.3.
Seller undertakes that effective as of the Closing Date the exercise period of each vested option to Seller’s Ordinary Shares owned by any Transferred Employee shall be extended until the respective expiration date of such option. Seller further undertakes that it shall not take any step following the Closing Date to amend, modify or change the terms of such options.

  9.2.          Employment by Buyer.

9.2.1.
Buyer (or any of its Affiliates as designated by Buyer) shall extend offers of employment with terms not derogating from those existed with respect to each Transferred Employee as of the date of the letter of intent executed by the parties on May 5, 2009, effective as of the Closing Date to the Transferred Employees. The main employment terms of such offer are listed on Schedule 9.1.

9.2.2.
Buyer shall hire all Transferred Employees who accept Buyer’s offer of employment (it being understood that the acceptance of certain Transferred Employees of Buyer’s employment offer is a condition precedent to the consummation of the transactions contemplated by this Agreement as provided in Section 4.2.2.7); provided that nothing in this Agreement shall be construed as granting any of the employees any rights under this Agreement, including the right to employment by Buyer or its Affiliates.

9.2.3.	Seller will not take any action that would impede, hinder, interfere or otherwise compete with Buyer’s effort to hire any such employees.

  9.3.          Duties Towards Employees.

9.3.1.
Nothing in this Agreement shall limit Buyer’s ability to modify the salary or wage level or terminate the employment of any Transferred Employee at any time following the Closing Date and for any reason, including without cause in accordance with applicable law. The employees of Seller who are not offered employment with Buyer shall be referred to herein as “Non-Transferred Employees.”

9.3.2.	Buyer shall not have any liability with respect to any Non-Transferred Employee or former employee or retiree of Seller.

9.3.3.
Seller shall be responsible for the payment of any severance pay, notice pay, social benefits, insurance and supplemental pension to any of Seller’s employees, former employees or retirees based on or arising under employment with Seller.

9.3.4.
On or prior to the Closing Date, each of Transferred Employees shall execute a release form substantially in the form attached hereto as Exhibit E1 and Seller shall use its commercially reasonable efforts to cause each of the Non Transferred Employees to execute a release form substantially in the form attached hereto as Exhibit E2.

  9.4.          Waiver of Non-Compete, Non Disclosure.

9.4.1.	Seller hereby waives any claims against the Transferred Employees for disclosures to the Buyer after the Closing Date of proprietary or confidential information related to the Business.

9.4.2.
Seller hereby agrees that the conduct of the Business following the Closing will not be considered a breach of any nondisclosure or noncompetition agreements by and between Seller and each of the Transferred Employees.

        10.   Survival of Representations and Warranties; Indemnification

  10.1.        Survival of Representations, Etc.

10.1.1.
The representations and warranties made by Seller (including the representations and warranties set forth in Section 5 and the representations and warranties of such persons set forth in any officer’s certificate) shall survive the Closing until the date which is the eighteenth (18) month anniversary following the Closing.

10.1.2.
The representations, warranties, covenants and obligations of Seller, and the rights and remedies that may be exercised by Buyer Indemnitee, shall not be limited or otherwise affected by or as a result of either (i) any waiver of Closing conditions by Buyer or any of its Representatives, or (ii) any information furnished to, or any investigation made by or knowledge of, any of the Buyer Indemnitees or any of their Representatives. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by Seller in this Agreement.

  10.2.        Indemnification.

10.2.1.
From and after the Closing Date (but subject to Section 10.1.1), the Buyer Indemnitees may seek indemnification from Seller, and Seller shall be obligated to pay indemnification for any Damages that are suffered or incurred by any of the Buyer Indemnitees or to which any of them may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with: (i) any incompleteness of, inaccuracy in or breach of any representation or warranty by Seller set forth in Section 5 or elsewhere in this Agreement, or in any officer certificate, excluding however any expenses incurred by Buyer if it shall elect to take actions to comply with any open source licenses not in connection with any pending or threatened Legal Proceeding; (ii) any failure to comply with, or breach of any covenant or obligation of the Seller (including the covenants set forth in Sections 7, 8 and 9 of this Agreement) or any of Seller’s respective obligations pursuant to the Transaction Documents; (iii) any claims against Buyer with respect to the Retained Liabilities, including without limitation any liability of Seller (other than an Assumed Liability) that becomes a liability of Buyer for any reason, whether under any Tax law, under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise, (including without limitation, any liability as an employer related to the period prior to the Closing Date) but excluding any claim related to the Closing Statement addressed by the mechanism set forth in Sections 3.2.6 through 3.2.8; (iv) any claims against Buyer with respect to the Business whose cause is based on the operation of the Business by Seller prior to the Closing Date excluding anything assumed by the Buyer as part of the Assumed Liabilities; or (v) any Legal Proceeding relating to any incompleteness, inaccuracy, failure or breach referred to above (including any Legal Proceeding commenced by any Buyer Indemnitee for the purpose of enforcing any of its rights under this Section 10).

10.2.2.
Notwithstanding the foregoing, Seller shall not be obligated to provide indemnification for Losses in respect of claims made under this Section 10 unless the total of all such Losses shall exceed $150,000 in the aggregate, whereupon the full amount of such Losses (from the first U.S. Dollar) shall be recoverable by Buyer in accordance with the terms hereof; provided, however, that Buyer shall not be entitled to recover any Losses in excess of the Base Purchase Price (the “Maximum Liability”).

10.2.3.
Notwithstanding anything to the contrary (including in Section 10.2.2), nothing in this Agreement shall limit any right or remedy for fraud or any equitable remedy, including a preliminary or permanent injunction or specific performance.

10.2.4.
In the event of the assertion or commencement by any Person of any claim or Legal Proceeding with respect to which any of the Buyer Indemnitees shall have the right to seek indemnification pursuant to this Section 10, the Seller shall have the right, at its election following consultation with the party entitled to indemnification, to proceed with the defense of such claim or Legal Proceeding on its own, with counsel reasonably satisfactory to the party entitled to indemnification. If such party so proceeds with the defense of any such claim or Legal Proceeding, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid by the Seller. The Seller shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of Buyer Indemnitee entitled to indemnification; provided, however, that such consent shall not be unreasonably withheld.

10.2.5.
Each Buyer Indemnitees seeking indemnification shall give the Seller prompt notice of the commencement of any such Legal Proceeding; provided, however, that any failure to do so shall not limit any of the rights of the Buyer Indemnitees under this Section 10 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

10.2.6.
Notwithstanding anything to the contrary herein, Each Buyer Indemnitees shall be entitled to seek any available remedy of law or equity in addition to any remedy provided herein, subject, other than in events as provided in Section 10.2.3, to the Maximum Liability.

        11.   Termination

  11.1.        Termination.

    Except as provided in Section 11.2 below, this Agreement may be terminated and abandoned at any time prior to the Closing:

11.1.1.	by mutual written consent of the parties;

11.1.2.
by either party if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

11.1.3.
by Buyer if the Closing has not taken place on or before December 31, 2009 (other than as a result of any failure on the part of Buyer to comply with or perform any covenant or obligation of Buyer set forth in this Agreement); or

11.1.4.
by Seller if the Closing has not taken place on or before December 31, 2009 (other than as a result of the failure on the part of the Seller to comply with or perform any covenant or obligation set forth in this Agreement); or

  11.2.        Termination Procedures.

    If Buyer wishes to terminate this Agreement pursuant to Section 11.1.2, or 11.1.3, Buyer shall deliver to Seller a written notice stating that Buyer is terminating this Agreement and setting forth a brief description of the basis on which Buyer is terminating this Agreement. If Seller wishes to terminate this Agreement pursuant to Section 11.1.2, or 11.1.4, Seller shall deliver to Buyer a written notice stating that Seller are terminating this Agreement and setting forth a brief description of the basis on which Seller is terminating this Agreement.

  11.3.        Effect of Termination.

  In the event of termination of this Agreement as provided in Section 11.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither Seller nor Buyer shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11; and (c) the parties shall, in all events, remain bound by and continue to be subject to Section 7.5.

        12.   General Provisions

  12.1.        Notices.

    Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Buyer:

Elbit Systems Ltd.
Advanced Technology Center
POB 539, Haifa 31053, Israel
Fax: +972-4-831-6266
Attention: Yoav Kastel, Adv.

with a copy to (which shall not constitute notice):

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center (Round Building)
Tel Aviv 67021, Israel
Fax: +972-3-607-4411
Attention: Esther Koren, Adv.; Dr. Shachar Hadar, Adv.

if to Seller:

BVR Systems (1998) Ltd.
16 Hamelacha St.
Afek Industry Park
Rosh Ha'ayin 48091, Israel
Fax: +972-9-900-8040
Attention: Aviv Tzidon

with a copy to (which shall not constitute notice):

Yigal Arnon & Co.
One Azrieli Center (Round Building)
Tel Aviv 67021, Israel
Fax: +972-3-608-7713
Attention: Orly Tsioni, Adv.

or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 12.1 shall be effective (i) if mailed, five (5) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.

  12.2.        Counterparts.

        This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

  12.3.        Taxes.

        Seller shall pay any Taxes arising under or in connection with the transfer of the Purchased Assets or any other related transaction under the Agreement.

  12.4.        Entire Agreement.

        This Agreement and the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

  12.5.        Severability.

        In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

  12.6.        Other Remedies.

        Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy, other than in cases as provided in Section 10.2.3, to the Maximum Liability.

  12.7.        Governing Law; Jurisdiction.

12.7.1.
This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

12.7.2.
Without derogating from the provisions of Section 3.8 herein, each party hereby irrevocably submits to the exclusive jurisdiction of the courts of Tel Aviv Jaffa, for the purpose of any actions or proceeding arising out of or relating to the Agreement.

  12.8.        Specific Performance.

        The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  12.9.        No Third Party Beneficiaries.

        Except as set forth in Section 10, this Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

  12.10.      Amendment.

        This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

  12.11.      Extension; Waiver.

12.11.1.
No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

12.11.2.
No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

  12.12.      Successors and Assigns.

        This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (if any). Neither party may assign any of its rights under this Agreement to any other Person without obtaining the consent or approval of the other parties hereto, except that Buyer may designate its Affiliates.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered as of the date first above written.

ELBIT SYSTEMS LTD.

By:
Name:	Jacob Gadot
Title:	EVP M & A

By:
Name:	Yoram Shmuely
Title:	EVP & Co.GM Aerospace

BVR SYSTEMS (1998) LTD.

By:
Name:	Aviv Tzidon
Title:	Chairman

By:
Name:	Reuven Shahar
Title:	CFO

AVIV TZIDON, for the purpose of Section 8.4

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

EXHIBITS AND SCHEDULES

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

FIRST AMENDMENT (this “Amendment”), dated as of November 19, 2009, is entered into by and between Elbit Systems Ltd., an Israeli company (the “Buyer”) and BVR Systems (1998) Ltd., an Israeli company (the “Seller”).

WHEREAS, the Buyer and the Seller have entered into a Asset Purchase Agreement, dated as of July 19, 2009 (the “Asset Purchase Agreement”);

WHEREAS, pursuant to Section 3.1 of the Asset Purchase Agreement, at the Closing, an escrow amount of one million five hundred thousand U.S. Dollars ($1,500,000) (the “Escrow Amount”) is to be deposited with Yigal Arnon & Co. – Trust Company (the “Escrow Agent”) to be held pursuant to the terms of the Escrow Agreement for the purpose of the Purchase Price’s adjustments pursuant to Section 3.2 of the Asset Purchase Agreement.

WHEREAS, as of the Closing, Seller is obligated to satisfy certain outstanding payable invoices towards certain suppliers of the Seller, at an aggregate amount of two million five hundred eighty thousand ($2,580,000) (the “Outstanding Payable Invoices Amount”); and

WHEREAS, the Asset Purchase Agreement may be amended pursuant to Section 12.10 thereto.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Definitions. Capitalized terms used herein without definition shall have the meanings specified in the Asset Purchase Agreement.

Section 2. Amendments.

1. Section 3.1 of the Asset Purchase agreement shall be deleted in its entirety and will be replaced by the following text:

“3.1 At the Closing, upon the terms and subject to the conditions contained in this Agreement, in reliance upon the representations, warranties and agreements of Seller contained herein, and in consideration of the sale, assignment, transfer and delivery of the Purchased Assets received from Seller, Buyer will assume the Assumed Liabilities and will deliver and pay to Seller thirty-four million U.S. Dollars ($34,000,000) (the “Base Purchase Price” as may be adjusted at the Closing pursuant to Section 3.2.5 below), less one million five hundred thousand U.S. Dollars ($1,500,000) (the “Escrow Amount”), which shall be deposited with Yigal Arnon & Co. – Trust Company (the “Escrow Agent”) to be held pursuant to the terms of the Escrow Agreement for the purpose of the Purchase Price’s adjustments pursuant to Section 3.2 herein and less, in addition, two million five hundred eighty thousand U.S. Dollars ($2,580,000) (the “Additional Escrow Amount”), which shall be deposited with the Escrow Agent to be held pursuant to the terms of the Escrow Agreement for the purpose of guaranteeing the payment of Outstanding Payable Invoices Amount. One million five hundred thousand U.S. Dollars ($1,500,000) out of the Purchase Price shall be deposited in a separate account that shall be pledged in favor of Buyer pursuant to the Pledge Agreement. ”

2.    The Escrow Agreement included as Exhibit A to the Asset Purchase Agreement shall be replaced in its entirety with the from of Escrow Agreement attached hereto as Exhibit A.

3.    The parties hereby agree that of the Base Purchase Price an amount of one million eight hundred eighty five thousand two hundred seventy four U.S. Dollars ($1,885,274) shall only be transferred by Buyer per the instructions of Seller after release of the attachment placed by Milestones Upgrading & Industries Company Ltd. with the Buyer.

Section 3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Israel and for all purposes shall be governed and construed in accordance with the laws of the State of Israel.

Section 4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 5. Ratification. Except as expressly provided herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Asset Purchase Agreement, all of which are ratified and confirmed in all respects and shall continue in full force and effect.

[Signatures Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Elbit Systems Ltd.

By:		By:
Name:	Alon Afik	Name:	Alon Uri

Title:	V.P. T&S, ELBIT	Title:	Sales, ELBIT

BVR Systems (1998) Ltd.

By:		By:
Name:	Aviv Tzidon	Name:	Reuven Shahar

Title:	Chairman of the Board	Title:	CFO

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Exhibit A

ESCROW AGREEMENT

This ESCROW AGREEMENT (the “Escrow Agreement”) is made this 19th day of November, 2009, by and among Yigal Arnon & Co. – Trust Company (the “Escrow Agent”), Elbit Systems Ltd., an Israeli corporation (“Buyer”), and BVR Systems (1998) Ltd. (“Seller”).

WHEREAS, Buyer and Seller have entered into an Asset Purchase Agreement, dated as of July 19, 2009 as amended on the date hereof (the “Agreement”), which will result in, among other things, the purchaser by Buyer of substantially all of the assets of Seller;

WHEREAS, pursuant to Section 3.1 of the Agreement, Buyer has agreed to deliver to Escrow Agent cash in the amount of one million five hundred thousand U.S. Dollars ($1,500,000), and together with any interest or other investment income earned thereon (the “Escrow Fund”) at the Closing Date;

WHEREAS, pursuant to Section 3.1 of the Agreement, Buyer has agreed, in addition, to deliver to the Escrow Agent cash in the amount of two million five hundred eighty thousand U.S. Dollars ($2,580,000), and together with any interest or other investment income earned thereon (the “Outstanding Invoice Escrow Fund”) at the Closing Date; and

WHEREAS, the parties desire to set forth their understanding with regard to the escrow account established hereunder.

NOW, THEREFORE, in consideration of the premises and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties agree as follows:

1.          Definitions. Capitalized terms used herein without definition shall have the meanings specified in the Agreement.

2.          Appointment of Escrow Agent. Buyer and Seller hereby appoint Escrow Agent as their agent to administer the disposition of the Escrow Fund and Outstanding Invoices Escrow Fund, in accordance with the terms of this Escrow Agreement, and Escrow Agent hereby accepts such appointment.

3.          Establishment of Escrow Account. At the Closing Date, Buyer shall deposit the Escrow Fund and the Outstanding Invoices Escrow Fund into a dedicated escrow U.S. Dollar denominated currency bank account, opened and managed by the Escrow Agent, under: A/C No. 9889337; Swift: IDBLILITJLM at Bank Discount Ltd., Branch 60 in the name of the Escrow Agent. The Escrow Agent agrees to administer the disposition of the Escrow Fund and the Outstanding Invoices Escrow Fund in accordance with the terms and conditions of this Escrow Agreement. The Escrow Fund and the Outstanding Invoices Escrow Fund shall be segregated on the books and records of Escrow Agent from the other assets of Escrow Agent and shall be held for the benefit of Buyer and Seller pursuant hereto.

4.          Investment of Escrow Fund and the Outstanding Invoices Escrow Fund.

 a)     Upon joint written instructions from Buyer and Seller, the Escrow Agent shall invest or reinvest the Escrow Fund and the Outstanding Invoices Escrow Fund without distinction between principal and income, in one or more Eligible Investments. Eligible Investments shall mean cash deposits bearing interest; provided, that such Eligible Investments shall have maturity dates that permit payments to be made from the Escrow Fund and the Outstanding Invoices Escrow Fund in accordance with the terms hereof.

 b)     Escrow Agent shall be entitled to deduct and withhold from any amount payable or otherwise deliverable pursuant to this Escrow Agreement to Seller such amounts as may be required to be deducted or withheld thereform under the Israeli Tax Ordinance, or under any provision of foreign law or any other applicable requirement but shall not do so if received from Seller a certificate from the applicable tax authority providing for an exemption from such withholding or deduction.

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5.          Distribution of Escrow Fund.

 a)     Disbursement by the Escrow Agent. The Escrow Agent shall disburse the Escrow Fund only in accordance with (i) a written instrument delivered to the Escrow Agent, that is executed by both Buyer and Seller and that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Fund, (ii) a Project Claim Notice delivered to the Escrow Agent by Buyer, including a certification by Buyer that such Project Claim Notice was delivered to Seller (indicating the date of such delivery to Seller), provided, however, that no Project Objection Notice is delivered to the Escrow Agent by Seller within fourteen (14) days following the receipt by Seller of the Project Claim Notice from the Escrow Agent, (iii) a written notice from Buyer or Seller, certifying that attached thereto is a true, accurate and complete copy of the final decision of the Arbitrator declaring the respective rights of Buyer and Seller with respect to the Escrow Fund, or (iv) the provisions of Section 5(b) hereof.

 If one of the foregoing conditions are met, the Escrow Agent shall promptly (and in any event within five (5) days) disburse the Escrow Fund in accordance with such instructions, order or decision, unless such instructions or decision otherwise provide.

 In the event the Escrow Agent receives a Project Claim Notice from Buyer, the Escrow Agent shall within two (2) business days of receipt, deliver a copy of the Project Claim Notice to the Seller. Should the Escrow Agent receive within fourteen (14) days of its delivery of the Project Claim Notice to the Seller, a Project Objection Notice from Seller, the Escrow Agent shall retain the Escrow Fund and shall disburse the Escrow Fund only in accordance with the terms of Sections 5(a)(i) or 5(a)(iii) hereof.

 b)     (i) Distribution of the Escrow Fund. No later than five (5) days following the date which is one hundred and twenty (120) days following the Closing Date (the “Termination Date”), the Escrow Agent shall pay and distribute to Seller, subject to the remaining terms of this Section 5(b), all of the Escrow Fund (including all interest earned thereon) pursuant to wire instructions provided by Seller. Notwithstanding the foregoing, if Buyer has previously delivered to the Escrow Agent a Project Claim Notice and no disbursement of the Escrow Fund was made prior to the Termination Date in accordance with such Project Claim Notice pursuant to Section 5(a)(i) or 5(a)(ii), the Escrow Agent shall retain in the Escrow Fund after the Termination Date an amount equal to the amount of Project Claimed Adjustment covered by such Project Claim Notice. Any funds so retained in escrow shall be disbursed only in accordance with the terms of Sections 5(a)(i) or 5(a)(iii) hereof.

 Notwithstanding the foregoing, in the event that Seller delivers a Project Objection Notice and Buyer fails to deliver a notice to the Arbitrator requesting the commencement of arbitration proceedings (the “Commencement Notice”) within fourteen (14) days following the termination of the fourteen (14) day period described in Section 5(a) hereof, Seller shall so notify the Escrow Agent (“Notice of Failure to Submit”) who shall deliver a copy of the Notice of Failure to Submit to Buyer. Should Buyer fail to execute and deliver to the Escrow Agent within three (3) days of delivery of the copy of the Notice of Failure to Submit, an affidavit stating that it has delivered to the Arbitrator the Commencement Notice within the fourteen (14) day period described in the preceding sentence, the Escrow Agent shall pay and distribute to Seller the Escrow Fund (including all interest earned thereon), pursuant to wire instructions provided by Seller, as if no Project Claim Notice had been filed.

6.          Distribution of the Outstanding Invoices Escrow Fund. The Escrow Agent shall disburse the Outstanding Invoices Escrow Fund in accordance with:

 a)      a written instrument delivered to the Escrow Agent, that is executed by both Buyer and Seller and that instructs the Escrow Agent as to the disbursement of some or all of the Outstanding Invoices Escrow Fund; or

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 b)      a written instrument delivered to the Escrow Agent by Seller, with a copy to Buyer, confirming that previously issued invoices of suppliers of Seller in the aggregate amount of at least five hundred thousand U.S. Dollars ($500,000), were paid by Seller (except for the last payment(s) to be made to the suppliers which may be of less than five hundred thousand U.S. Dollars). Such instrument shall be certified by the Aviv Tzidon or Reuven Shahar and shall include a certified copy of the payment method (i.e., bank wire confirmation or copies of check(s), as the case may be) and other relevant documentation evidencing such payment has been made (the “Notice”). The Notices can be delivered once a week (by Tuesday at 5:00 p.m.). The Escrow Agent will be entitled to release the funds to Seller in accordance with a Notice not earlier than Thursday at noon time. In the event Buyer submits to the Escrow Agent an objection notice not later than Thursday at 10:00 a.m., funds shall be retained in escrow and shall be disbursed only in accordance with the terms of Section 6(a) hereof or by decision of the Arbitrator.

7.          Escrow Agent. The Escrow Agent shall not be entitled to any fee for the services rendered. The Escrow Agent acknowledges and agrees that it is holding the Escrow Fund and the Outstanding Invoices Escrow Fund in its capacity as escrow agent and that it has no right to apply amounts in the Escrow Fund and the Outstanding Invoices Escrow Fund against any obligations of the other parties to this Escrow Agreement that do not arise under this Escrow Agreement.

8.          Duties of the Escrow Agent.

 a)      Duties in General.

 i)       The duties, responsibilities and obligations of Escrow Agent shall be limited to those inherently or expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among Buyer and Seller, even though reference thereto may be made herein, or to comply with any direction or instruction from Buyer or Seller other than those contained herein or delivered in accordance with this Escrow Agreement. Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder in accordance to the terms set forth herein.

 ii)      This Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

 iii)     Notwithstanding anything to the contrary herein, in the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by Escrow Agent hereunder, Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Fund and the Outstanding Invoices Escrow Fund, unless Escrow Agent receives written instructions, signed by Buyer and Seller, which eliminates such ambiguity or uncertainly.

 b)      Limited Liability. Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, or any act of God or war). Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct or breach of this Agreement on its part. In no event shall Escrow Agent be liable for acting in accordance with or relying upon any instruction, notice, demand, certificate or document provided by the Buyer and Seller. In no event will the Escrow Agent be liable for consequential, indirect, special or punitive damages (including but not limited to lost profits).

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 c)      Reporting. Each of Buyer and Seller shall have the right to inspect and obtain copies or the records of the Escrow Agent pertaining to the Escrow Fund and the Outstanding Invoices Escrow Fund.

9.          Notices. Notices, instructions or other communications given under this Escrow Agreement shall be in writing and shall be considered to have been duly given or served (i) when personally delivered to any individual party, or (ii) on the third (3rd) business day after sent by certified or registered mail, return receipt requested, postage prepaid; addressed in all cases to the party at his or its address set forth below, or to such other address as such party may hereafter designate:

If to Buyer:

Elbit Systems Ltd.
Advance Technology Center
P.O. Box 539, Haifa 31503, Israel
Attention: Yoav Kastel, Adv.

with a copy to (which shall not constitute notice):

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center (Round Building)
Tel Aviv 67021, Israel
Attention: Esther Koren, Adv.; Dr. Shachar Hadar, Adv.

If to Seller:

BVR Systems (1998) Ltd.

16 Hamelacha St.
Afek Industry Park
Rosh Ha'ayin 48091, Israel
Attention: Aviv Tzidon

with a copy to (which shall not constitute notice):

Yigal Arnon & Co.
One Azrieli Center (Round Building)
Tel Aviv 67021, Israel
Attention: Orly Tsioni, Adv.

If to Escrow Agent:

Yigal Arnon & Co. – Trust Company
One Azrieli Center (Round Building)
Tel Aviv 67021, Israel
Attention: Orly Tsioni, Adv.

If any notice or document is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume, upon reasonable inquiry, that each notice or document was received by such other person when it is received by the Escrow Agent. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Friday, Saturday, or banking holiday, such time shall be extended to the next day on which Escrow Agent is open for business.

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10.        Removal of Escrow Agent. Buyer and Seller acting together shall have the right to terminate the appointment of Escrow Agent, specifying the date upon which such termination shall take effect, by giving no less than thirty (30) days’ prior written notice of such termination. Thereafter, Escrow Agent shall have no further obligation hereunder except to hold the Escrow Fund and the Outstanding Invoices Escrow Fund as depository. Buyer and Seller agree that they shall jointly appoint a banking corporation, trust company or attorney as successor escrow agent. Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from Buyer and Seller designating the successor escrow agent. Escrow Agent shall deliver all of the Escrow Fund and the Outstanding Invoices Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund and the Outstanding Invoices Escrow Fund, the successor escrow agent shall be bound by all of the provisions hereof and shall be the “Escrow Agent” for all purposes hereunder.

11.        Resignation of Escrow Agent. Escrow Agent may resign and be discharged from its duties and obligations hereunder at any time by giving no less than thirty (30) days’ prior written notice of such resignation to Buyer and Seller, specifying the date when such resignation shall take effect. Thereafter, Escrow Agent shall have no further obligation hereunder except to hold the Escrow Fund and the Outstanding Invoices Escrow Fund as depository. In the event of such resignation, Buyer and Seller agree that they shall jointly appoint a banking corporation, trust company, or attorney as successor escrow agent within ten (10) days of notice of such resignation. Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from Buyer and Seller designating the successor escrow agent. Escrow Agent shall deliver all of the Escrow Fund and the Outstanding Invoices Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund and the Outstanding Invoices Escrow Fund, the successor escrow agent shall be bound by all of the provisions hereof and shall be the “Escrow Agent” for all purposes hereunder.

12.        Indemnification. Buyer and Seller hereby jointly and severally agree to indemnify Escrow Agent and its directors, officers, agents and employees (collectively, the “Indemnified Parties”) for and to hold them harmless against any loss, liability or expense (including, without limitation, reasonable attorney’s fees, all expenses reasonably incurred in its investigation and defense and costs and expenses reasonably incurred in enforcing this right of indemnification) incurred without gross negligence or willful misconduct on the part of the Indemnified Parties arising out of or in connection with this Escrow Agreement. The provisions of this Section 12 shall survive the termination of this Escrow Agreement.

13.        Governing Law. This Escrow Agreement, the rights of the parties and all actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the laws of the State of Israel, without regard to principles of conflicts of law.

14.        Consent to Jurisdiction; Arbitration. Any dispute between the Buyer and Seller with respect to the Escrow Fund and the Outstanding Invoices Escrow Fund shall be resolved by arbitration pursuant to Section 3.2.8 of the Agreement. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of Tel Aviv Jaffa for the purpose of any motion by the Escrow Agent in connection with this Escrow Agreement.

15.        Amendments, Modifications. Except as otherwise permitted herein, this Escrow Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the parry to be charged.

16.        Waiver of Rights. The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies.  The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

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17.        Enforceability. The invalidity, illegality or unenforceability of any provision of this Escrow Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be enforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

18.        Section Headings. The headings contained in this Escrow Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

19.        Counterparts. This Escrow Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

20.        Entire Agreement. This Escrow Agreement (and, solely as between Buyer and Seller, the Agreement) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

21.        Termination. This Escrow Agreement shall terminate upon the distribution of the entire Escrow Fund and the Outstanding Invoices Escrow Fund. Notwithstanding anything herein to the contrary, the provisions of Sections 5 and 12 shall survive any resignation or removal of Escrow Agent, and any termination of this Escrow Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be executed by a duly authorized officer as of the day and year first written above.

ESCROW AGENT:
YIGAL ARNON & CO. – TRUST COMPANY

By:
Name:
Title:

BUYER:
ELBIT SYSTEMS LTD.

By:
Name:
Title:

By:
Name:
Title:

SELLER:
BVR SYSTEMS (1998) LTD.

By:
Name: Aviv Tzidon
Title: Chairman of the Board

By:
Name: Reuven Shahar
Title: CFO

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